Exhibit 99.1

IMPORTANT NOTICE

IMPORTANT:  You must read the following disclaimer before continuing.  The notice on this page applies to the Consent Solicitation Memorandum (the “Memorandum”) following this Notice, whether received by email or otherwise received as a result of electronic communication and you are therefore advised to read this page carefully before reading, accessing or making any other use of the Memorandum.  In reading, accessing or making any other use of the Memorandum, you agree to be bound by the terms and conditions on this page, including any modifications to them from time to time and any information you receive from us at any time.

THIS DOCUMENT (WHICH EXPRESSION WHEN USED IN THIS NOTICE INCLUDES THE MEMORANDUM) IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.  If you are in any doubt as to the contents of the Memorandum or the action you should take, you are recommended to seek your own financial advice, including in respect of any tax consequences, immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the United Kingdom Financial Services and Markets Act 2000, or from another appropriately authorised independent financial adviser.

Confirmation of your representations:  You have been sent the Memorandum at your request and on the basis that you have confirmed to UBS Limited (the “Solicitation Agent”), Lucid Issuer Services Limited (the “Tabulation Agent”), VAB Finance No 1 plc (the “Issuer”) and Public Joint Stock Company “Vseukrainskyi Aksionernyi Bank” (“VAB Bank”) that:

(a)                                 you are a holder or a beneficial owner of certain of the U.S.$125,000,000 10.50 per cent. Loan Participation Notes due 2014 issued by the Issuer for the sole purpose of funding a loan to VAB Bank;

(b)                                 you shall not pass on the Memorandum to third parties or otherwise make the Memorandum publicly available in Ukraine;

(c)                                  you are not a person to whom it is unlawful to send the Memorandum or to make the consent solicitation (the “Consent Solicitation”) under any other applicable law or regulation;

(d)                                 you consent to delivery of the Memorandum and any amendments or supplements thereto by electronic transmission to you; and

(e)                                  you have understood and agree to the terms set forth herein.

The Consent Solicitation is made for the securities of a non-U.S. company.  The Consent Solicitation is subject to disclosure requirements of a non-U.S. country that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the United States federal securities laws, since VAB Bank and all of its officers and directors are residents of a foreign country.  You may not be able to sue a non-U.S. company or its officers or directors, in a non-U.S. court for violations of the United States securities laws.  It may be difficult to compel a non-U.S. company and its affiliates, or a foreign sovereign state, to subject themselves to a United States court’s judgment.

The Memorandum is being sent to U.S. holders pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”) and, accordingly, the Consent Solicitation has not been and will not be registered with the U.S. Securities and Exchange Commission (the “SEC”).  The Notes have not been and will not be registered under the Securities Act or the securities law of any state or jurisdiction of the United States.

THE MEMORANDUM AND THE ATTACHED DOCUMENTS HAVE NOT BEEN FILED WITH OR REVIEWED BY ANY SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY COUNTRY, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE MEMORANDUM, EXCEPT THAT VAB BANK HAS FURNISHED OR WILL FURNISH THE MEMORANDUM AND THE ATTACHED DOCUMENTS TO THE SEC.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENCE IN THAT COUNTRY.

You are reminded that the Memorandum has been delivered to you on the basis that you are a person into whose possession the Memorandum may lawfully be delivered in accordance with the laws of the jurisdiction in which you are located and/or resident and you may not, nor are you authorised to, deliver the Memorandum, electronically or otherwise, to any other person.

The distribution of the attached Memorandum in certain jurisdictions may be restricted by law and persons into whose possession the Memorandum comes are requested to inform themselves about, and to observe, any such restrictions.  No action has been or will be taken in any jurisdiction in relation to the Consent Solicitation that would permit a public offering of securities.

The materials relating to the Consent Solicitation do not constitute, and may not be used in connection with, an offer or consent solicitation in any place where offers or consent solicitations are not permitted by law.  This document has been sent to you in an electronic form.  You are reminded that documents transmitted via this medium may be altered or changed during the process of electronic communication and consequently none of the Solicitation Agent, the Tabulation Agent, VAB Bank, the Issuer, the Principal Paying Agent, the Paying Agent or the Trustee (as each is defined in the Memorandum) or any person who controls such person, or, in each case, any director, officer, employee or agent of any such person or any affiliate of any such person, accepts any liability or responsibility whatsoever in respect of any differences or discrepancies between the Memorandum distributed to you in electronic format and the hard copy version available to you on request from the Solicitation Agent or the Tabulation Agent.

THE MEMORANDUM MAY NOT BE DOWNLOADED, FORWARDED OR DISTRIBUTED, IN WHOLE OR IN PART, TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER THAT WOULD BE IN CONTRAVENTION OF ANY APPLICABLE LAWS.  FAILURE TO COMPLY WITH THIS REQUIREMENT MAY RESULT IN A VIOLATION OF THE APPLICABLE LAWS AND REGULATIONS OF THE RELEVANT JURISDICTIONS.

The Consent Solicitation is made for the securities of a non-U.S. company.  The Consent Solicitation is subject to disclosure requirements of a non-U.S. country that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the United States federal securities laws, since VAB Bank and all of its officers and directors are residents of a non-U.S. country.  You may not be able to sue a non-U.S. company or its officers or directors, in a non-U.S. court for violations of the United States securities laws.  It may be difficult to compel a non-U.S. company and its affiliates, or a foreign sovereign state, to subject themselves to a United States court’s judgment.

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

CONSENT SOLICITATION MEMORANDUM

SOLICITATION OF CONSENTS
by

VAB FINANCE NO 1 PLC
(the “Issuer” or the “Lender”)

acting in conjunction with
PUBLIC JOINT STOCK COMPANY “VSEUKRAINSKYI AKSIONERNYI BANK”
(“VAB Bank” or the “Borrower”)
(incorporated in Ukraine)

in respect of the
U.S.$125,000,000 10.50 per cent. Loan Participation Notes due 2014 (of which U.S.$88,252,000 are outstanding) (the “Notes”) issued by, but with limited recourse to, the Issuer for the sole purpose of funding a loan to the Borrower.

Subject to the conditions set out in this Memorandum, the Issuer offers a consent payment of U.S.$26.25 for each U.S.$1,000 in principal amount of Notes to Noteholders who submit electronic instructions to vote in favour of the proposed Extraordinary Resolution before the Early Voting Deadline.

ISIN: XS0303241615	Common Code: 030324161	Swiss Security Number: 3132009

The Issuer, at the request and under the instructions of VAB Bank, hereby solicits (the “Solicitation”) proxies from the beneficial holders of the outstanding Notes (the “Noteholders”) to consider and, if thought fit, pass an extraordinary resolution (the “Extraordinary Resolution”) at a meeting of Noteholders to be held at 4:00 p.m. (London time) on 1 July 2014 (the “Meeting”) to approve amendments to (i) the terms and conditions of the Notes, (ii) the loan agreement dated 30 May 2007 between the Issuer and VAB Bank relating to the Notes, as amended and supplemented by the supplemental loan agreement dated 22 March 2010 (the “Loan Agreement”), (iii) the trust deed dated 6 June 2007 between the Issuer and the Trustee, as amended and supplemented by the supplemental trust deed dated 29 March 2010 (the “Trust Deed”), and (iv) the agency agreement dated 6 June 2007 between the Issuer, the Principal Paying Agent, the Paying Agent and the Trustee (each as defined below), as amended and supplemented by the supplemental agency agreement dated 29 March 2010 (the “Agency Agreement”) and certain waivers, as more fully described herein (the “Proposal”). Noteholders who vote in favour of the Extraordinary Resolution relating to the Proposal in accordance with the Solicitation prior to the Early Voting Deadline will, if the Extraordinary Resolution is passed and becomes effective in accordance with its terms, receive the Consent Payment (as defined below) on the Settlement Date (as defined below).

THE IMPLEMENTATION OF THE AMENDMENTS IN FULL WILL REQUIRE REGISTRATION OF THE AMENDMENTS TO THE LOAN AGREEMENT WITH THE NATIONAL BANK OF UKRAINE (THE “NBU”).  THE PROPOSED AMENDMENTS SHALL BECOME EFFECTIVE ON THE EFFECTIVE DATE, WHICH SHALL BE ON OR ABOUT THE DATE WHEN THE REGISTRATION OF THE AMENDMENTS TO THE LOAN AGREEMENT WITH THE NBU BECOMES EFFECTIVE. THE SETTLEMENT DATE SHALL BE NOTIFIED TO NOTEHOLDERS BY THE ISSUER SEPARATELY AS SOON AS PRACTICABLE AFTER THE REGISTRATION OF THE AMENDMENTS TO THE LOAN AGREEMENT WITH THE NBU, PROVIDED THAT THE SETTLEMENT DATE SHALL NOT BE LATER THAN THE THIRD BUSINESS DAY FOLLOWING THE DATE WHEN SUCH REGISTRATION TAKES EFFECT.

The Proposal has been formulated and is being proposed by the Borrower.  None of the Issuer, the Tabulation Agent, the Principal Paying Agent, the Paying Agent, the Trustee, the Solicitation Agent (as defined below) nor any of their affiliates has been involved in the formulation of the Proposal and none of them accepts any responsibility or liability for the sufficiency or adequacy of the Proposal or the legality, validity or enforceability of the Proposal.  None of the Issuer, the Trustee, the Tabulation Agent, the Principal Paying Agent, the Paying Agent, the Solicitation Agent nor any of their affiliates makes any recommendation to Noteholders as to whether or not to agree to the Proposal and to vote in favour of the Extraordinary Resolution.

The notice convening the Meeting at 4:00 p.m. (London time) on 1 July 2014 at the offices of White & Case LLP, 5 Old Broad Street, London EC2N 1DW, United Kingdom at which the Extraordinary Resolution to approve the Proposal and its implementation will be considered and, if thought fit, passed, has been published on the date hereof in accordance with the terms and conditions of the Notes (the “Conditions”).  A copy of the form of the notice is set out in Appendix A (Form of Notice of the Meeting) to this Consent Solicitation Memorandum (this “Memorandum”).

Subject to the terms and conditions specified in this Memorandum, Noteholders who submit valid electronic voting instructions (“Electronic Voting Instructions”, each an “Electronic Voting Instruction”) in favour of the Extraordinary Resolution no later than 4:00 p.m. (London time) on 20 June 2014 (the “Early Voting Deadline”) and who have not revoked their Electronic Voting Instruction or otherwise made arrangements to abstain from voting in respect of the Extraordinary Resolution or to vote against the Extraordinary Resolution will be entitled to receive the Consent Payment on the Settlement Date if the Extraordinary Resolution is duly passed and becomes effective in accordance with its terms. Noteholders who have submitted Electronic Voting Instructions no later than 4.00 p.m. (London time) on 27 June 2014 (the “Voting Deadline”) shall not be entitled to revoke such instruction after such time on such date, unless (a) such a revocation is otherwise required by law or permitted by the Trust Deed and (b) the relevant Noteholder submits a revocation instruction to the applicable Clearing System in accordance with the operating procedures of the relevant Clearing System. The Consent Payment payable to an eligible Noteholder shall be an amount of U.S.$26.25 for each U.S.$1,000 in principal amount of Notes in respect of which the relevant Noteholder validly submitted Electronic Voting Instructions in favour of the Extraordinary Resolution prior to the Early Voting Deadline and such Electronic Voting Instructions have not been revoked (the “Consent Payment”). If a Noteholder does not vote or votes against the Proposal, such Noteholder will not be entitled to the Consent Payment. Noteholders who submit or deliver their Electronic Voting Instructions after the Early Voting Deadline will not be eligible to receive the Consent Payment irrespective of the fact whether such Electronic Voting Instructions may have been delivered prior to the Voting Deadline. No Consent Payment will be paid if the Amendments to the Loan Agreement are not registered with the NBU or if the proposed Amendments are not implemented for any other reason.

Solicitation Agent

UBS INVESTMENT BANK

16 June 2014

In each case where amounts are stated to be payable in respect of the Notes, the obligation of the Issuer to make any such payment shall constitute an obligation only to account to the Noteholders, on each date upon which such amounts of principal, interest and additional amounts (if any) are due in respect of the Notes, for all amounts, if any, actually received by or for the account of the Issuer pursuant to the Loan Agreement less amounts in respect of the Reserved Rights as defined in the Loan Agreement. The Issuer will have no other financial obligation under the Notes.

NOTEHOLDERS MUST ENSURE DELIVERY OF THEIR ELECTRONIC VOTING INSTRUCTION VIA THE CLEARING SYSTEMS TO LUCID ISSUER SERVICES LIMITED (THE “TABULATION AGENT”) PRIOR TO THE VOTING DEADLINE, OR, IF EARLIER, BEFORE THE VOTING DEADLINE SET BY THE RELEVANT CLEARING SYSTEM (AS DEFINED BELOW).

NOTEHOLDERS SHOULD CONTACT THEIR BROKER, DEALER, COMMERCIAL BANK, CUSTODIAN, TRUST COMPANY OR ACCOUNTHOLDER, AS THE CASE MAY BE, TO CONFIRM THE DEADLINE FOR RECEIPT OF THEIR ELECTRONIC VOTING INSTRUCTIONS SO THAT SUCH ELECTRONIC VOTING INSTRUCTIONS MAY BE PROCESSED AND DELIVERED TO THE TABULATION AGENT IN A TIMELY MANNER AND PRIOR TO THE RELEVANT DEADLINES.

UBS Limited (the “Solicitation Agent”) is acting exclusively for VAB Bank and no one else in relation to the Solicitation and will not be responsible to anyone other than VAB Bank for providing the protections afforded to their customers or for giving advice in relation to the Solicitation.  The Solicitation Agent and/or its associates may have a holding in, or may from time to time provide advice or other investment services in relation to, or engage in transactions involving, the Notes.

Direct participants in any Clearing System by submission of Electronic Voting Instructions authorise such Clearing System to disclose their identity to the Issuer, VAB Bank, the Solicitation Agent, the Principal Paying Agent, the Paying Agent, the Tabulation Agent and the Trustee and their respective advisers.

BEFORE MAKING ANY DECISIONS IN RESPECT OF THE PROPOSAL NOTEHOLDERS SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS MEMORANDUM AND IN PARTICULAR THE RISK FACTORS SET OUT ON PAGES 18 THROUGH 29 (INCLUSIVE) OF THIS MEMORANDUM.

The distribution of this Memorandum in certain jurisdictions may be restricted by law.  Persons into whose possession this Memorandum comes are required by the Issuer, the Principal Paying Agent, the Paying Agent, the Trustee, the Tabulation Agent, VAB Bank and the Solicitation Agent to inform themselves about, and to observe, any such restrictions.  The Proposal is not being made to Noteholders in any jurisdiction in which the Proposal or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Capitalised terms used herein are defined in “Definitions”.  References in this Memorandum to a specific time are, unless otherwise indicated herein, to London time on the relevant day or date.

Questions relating to the terms of the Solicitation and requests for additional copies of this Memorandum may be directed to the Solicitation Agent at the address and telephone number set forth at the end of this Memorandum.  Questions or requests for assistance in connection with voting at the meeting and/or the delivery of Electronic Voting Instructions must be directed to the Tabulation Agent at the address and telephone number set forth at the end of this Memorandum.

VAB Bank accepts responsibility for the information contained in this Memorandum.  To the best of the knowledge and belief of VAB Bank (having taken all reasonable care to ensure that such is the case), the information contained in this Memorandum is true and accurate in all material respects and this Memorandum does not omit any fact which would likely materially affect the interpretation of information contained in this Memorandum.  VAB Bank has not authorised the Solicitation Agent or any other person to give any information or to make any representation not contained in, or not consistent with, this Memorandum and, if given or made, such information or representation must not be relied upon as having been authorised by VAB Bank or any other person.

The statements made in this Memorandum are made as of the date hereof and delivery of this Memorandum and the accompanying materials at any time does not imply that the information herein or therein is correct as of any subsequent date.

None of the Issuer, the Trustee, the Solicitation Agent, the Principal Paying Agent, the Paying Agent or the Tabulation Agent has independently verified the information contained herein. Accordingly, no representation, warranty or undertaking, express or implied, is made and no responsibility or liability is accepted or assumed by the Issuer, the Trustee, the Solicitation Agent, the Principal Paying Agent, the Paying Agent or the Tabulation Agent as to the accuracy or completeness of the information contained or incorporated by reference in this Memorandum or any other information provided by VAB Bank in connection with the Solicitation.

The distribution of this Memorandum may be restricted by law in certain jurisdictions.  None of the Issuer,  VAB Bank, the Solicitation Agent, the Trustee, the Principal Paying Agent, the Paying Agent, the Tabulation Agent or any other person represents that this Memorandum may be lawfully distributed in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to an exemption thereunder, or assumes any responsibility for facilitating any such distribution.  Persons into whose possession this Memorandum comes are required by the Issuer, VAB Bank, the Solicitation Agent, the Trustee, the Principal Paying Agent, the Paying Agent and the Tabulation Agent to inform themselves about, and to observe, any such restrictions.  None of the Issuer, VAB Bank, the Solicitation Agent, the Trustee, the Principal Paying Agent, the Paying Agent or the Tabulation Agent will incur any liability for the failure of any person or persons to comply with the provisions of any such restrictions.

This Memorandum is issued and directed only to the Noteholders and no other person shall be, or is entitled to, rely or act on, or be able to act on, its content.

The Solicitation Agent and/or the Issuer may, to the extent permitted by applicable law, have or hold a position in the Notes and the Solicitation Agent may, to the extent permitted by applicable law, make or continue to make a market in, or consent in respect of, or act as principal in any transactions in, or relating to, or otherwise act in relation to, the Notes.  The Solicitation Agent and/or the Issuer shall, however, in no circumstances be under any obligation to hold any positions in the Notes or to make or continue any market in the Notes.

As more fully described in this Memorandum, Note(s) in respect of which Electronic Voting Instructions are being delivered may not be traded or transferred during the period beginning at the time at which the Noteholder delivers, or instructs the relevant Accountholder through which it holds such Notes to deliver, such Electronic Voting Instructions to the relevant Clearing System, and ending (i) as soon as reasonably practicable after the Settlement Date if the relevant Noteholder is entitled to receive the Consent Payment in respect of such Notes, or (ii)  upon the conclusion of the Meeting (or adjourned meeting, if the Meeting is adjourned) if the relevant Noteholder is not entitled to the Consent Payment (see “Voting and Quorum — Blocking of Accounts” below).

NOTEHOLDERS MUST MAKE THEIR OWN DECISION WITH REGARD TO GIVING ELECTRONIC VOTING INSTRUCTIONS IN RESPECT OF THE EXTRAORDINARY RESOLUTION.  NONE OF THE ISSUER, VAB BANK, THE TRUSTEE, THE SOLICITATION AGENT, THE PRINCIPAL PAYING AGENT, THE PAYING AGENT OR THE TABULATION AGENT MAKES ANY RECOMMENDATION IN CONNECTION WITH THE SOLICITATION.  NONE OF THE ISSUER, VAB BANK, THE TRUSTEE, THE SOLICITATION AGENT, THE PRINCIPAL PAYING AGENT, THE PAYING AGENT OR THE TABULATION AGENT EXPRESSES ANY VIEWS AS TO THE MERITS OF THE AMENDMENTS OR THE EXTRAORDINARY RESOLUTION SET OUT IN THE NOTICE.

IN ACCORDANCE WITH ACCEPTED AND NORMAL PRACTICE, NONE OF THE ISSUER, THE TRUSTEE, THE PRINCIPAL PAYING AGENT, THE PAYING AGENT, THE TABULATION AGENT OR THE SOLICITATION AGENT EXPRESS ANY OPINION AS TO THE MERITS OF THE PROPOSAL PRESENTED TO NOTEHOLDERS IN THIS MEMORANDUM. FURTHERMORE, THE TRUSTEE MAKES NO ASSESSMENT OF THE IMPACT OF THE PROPOSAL PRESENTED TO NOTEHOLDERS ON THE INTERESTS OF THE NOTEHOLDERS

EITHER AS A CLASS OR AS INDIVIDUALS AND MAKES NO RECOMMENDATION AS TO WHETHER CONSENTS TO THE PROPOSAL SHOULD BE GIVEN.

EACH PERSON RECEIVING THIS MEMORANDUM ACKNOWLEDGES THAT SUCH PERSON HAS NOT RELIED ON ANY OF THE ISSUER, VAB BANK, THE TRUSTEE, THE SOLICITATION AGENT, THE PRINCIPAL PAYING AGENT, THE PAYING AGENT, OR THE TABULATION AGENT IN CONNECTION WITH ITS DECISION ON HOW TO VOTE IN RELATION TO THE EXTRAORDINARY RESOLUTION.  NOTEHOLDERS SHOULD CONSULT WITH THEIR BROKER, FINANCIAL ADVISER, LEGAL COUNSEL OR OTHER ADVISERS REGARDING THE TAX, ACCOUNTING, LEGAL AND OTHER IMPLICATIONS OF THE SOLICITATION.

THE INFORMATION PRESENTED IN THIS MEMORANDUM HAS BEEN PREPARED OR OBTAINED BY VAB BANK.  NONE OF THE ISSUER OR THE SOLICITATION AGENT HAS ASSUMED ANY RESPONSIBILITY FOR THE INDEPENDENT VERIFICATION OF THE INFORMATION CONTAINED HEREIN OR OTHERWISE MADE AVAILABLE IN CONNECTION WITH THE PROPOSAL AND MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION.  NOTHING CONTAINED IN THIS MEMORANDUM IS, OR SHOULD BE RELIED ON AS, A PROMISE OR REPRESENTATION AS TO THE FUTURE PERFORMANCE OF VAB BANK.

THIS MEMORANDUM DOES NOT PURPORT TO BE ALL-INCLUSIVE OR TO CONTAIN ALL THE INFORMATION THAT A NOTEHOLDER MAY DESIRE IN EVALUATING THE PROPOSAL.  EACH NOTEHOLDER MUST CONDUCT AND RELY ON ITS OWN EVALUATION OF THE BORROWER AND THE TERMS OF THE PROPOSAL, INCLUDING THE MERITS AND RISKS INVOLVED, IN AGREEING TO THE PROPOSAL.  SEE “RISK FACTORS”.

IMPORTANT NOTICE TO NOTEHOLDERS

A Noteholder may communicate Electronic Voting Instructions via the Clearing Systems and the Tabulation Agent to the Principal Paying Agent as to how it wishes the votes in respect of the Note(s) beneficially owned by it to be cast at the Meeting.

The Clearing Systems will require Electronic Voting Instructions with respect to the Extraordinary Resolution for Noteholders who are their Accountholders sufficiently in advance of the Voting Deadline so that such Electronic Voting Instructions may be communicated to the Tabulation Agent prior to the stated deadline.

Noteholders whose Notes are held on their behalf by a broker, dealer, commercial bank, custodian, trust company or Accountholder must contact and request such broker, dealer, commercial bank, custodian, trust company or Accountholder to effect the relevant Electronic Voting Instructions on their behalf sufficiently in advance of the Voting Deadline in order for such Electronic Voting Instructions to be delivered to the relevant Clearing System prior to any deadlines they may set and in time for transmission to the Tabulation Agent prior to the stated deadline.

Noteholders must provide their Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System. A Noteholder may (a) approve the Extraordinary Resolution by voting, or communicating voting instructions, in favour of the Extraordinary Resolution, in which case the Noteholder may become eligible for the Consent Payment; or (b) reject the Extraordinary Resolution by voting, or communicating voting instructions, against the Extraordinary Resolution, in which case the Noteholder would not be eligible for the Consent Payment; or (c) abstain from voting action, in which case the Noteholder would not be eligible for the Consent Payment.

Voting instructions must be given to the Tabulation Agent by delivery of an Electronic Voting Instruction or otherwise in accordance with the usual procedures of the Clearing Systems (see “Voting and Quorum — Form and Content of Electronic Voting Instructions” below). If the Extraordinary Resolution is passed at the Meeting, each Noteholder will be bound by the Extraordinary Resolution, whether or not such Noteholder was present at such Meeting and whether or not such Noteholder voted in respect of, or in favour of, the Extraordinary Resolution.

TABLE OF CONTENTS

Summary	8
Documents Incorporated by Reference	12
Definitions	13
Expected Timetable of Events	16
Risk Factors	18
Tax Consequences	30
Background to Consent Solicitation	31
The Solicitation	43
Voting and Quorum	44
General/Contact Details	48

SUMMARY

The following summary is provided solely for the convenience of Noteholders.  This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Memorandum, including under the heading “The Solicitation”.

The Solicitation

The Issuer, at the request and under the instructions of VAB Bank, is soliciting the approval of the Noteholders, by way of an Extraordinary Resolution, of the Amendments to certain provisions of the Conditions, the Loan Agreement, the Trust Deed and the Agency Agreement, and waivers in respect of matters described below.  A meeting of the Noteholders is being convened for the purpose of obtaining their approval of such Amendments and waivers. In consideration for, and subject to, the passing of the Extraordinary Resolution by the Noteholders, VAB Bank is offering each Noteholder who votes in favour of the Extraordinary Resolution prior to the Early Voting Deadline (subject to the terms and conditions set out in this Memorandum) to pay the Consent Payment on the Settlement Date.

Among other things, the Issuer, at the request and under the instructions of VAB Bank, has requested that the Noteholders approve the changes to the Conditions, the Loan Agreement, the Trust Deed and the Agency Agreement to take effect on the Effective Date and certain other matters set out below:

1.                            the extension of the final maturity date of the Notes from 14 June 2014 to 14 June 2019;

2.                            the extension of the repayment date of the Loan from 14 June 2014 to 14 June 2019;

3.                            the amendment of the terms of the Notes to provide for the redemption of the Notes in fifteen equal instalments in an amount of U.S.$50 for each U.S.$1,000 of the original principal amount of the Notes due on each interest payment date starting on 14 June 2015 and ending on 14 December 2018 (both dates including), an instalment in an amount of U.S.$100 for each U.S.$1,000 of the original principal amount of the Notes due on 14 March 2019, and the final redemption of the Notes by payment in an amount of U.S.$150 for each U.S.$1,000 of the original principal amount of the Notes due on 14 June 2019, provided that the Issuer shall have an option, which it may exercise on or prior to 31 July 2014 on the basis of instructions from the Borrower, to amend the terms of the Notes to change the date on which the final redemption (or any part thereof) in an amount of U.S.$150 for each U.S.$1,000 of the original principal amount of the Notes is due from 14 June 2019 to any earlier date that is an interest payment date, any such exercise of the option to be subject to delivery by the Issuer (acting on the basis of instructions from the Borrower) of an officer’s certificate confirming the compliance with the criteria set out above on which the Trustee shall be instructed and authorised to rely without independent verification and without any liability on its part;

4.                            the amendment of the Loan Agreement to provide for repayment of the Loan in fifteen equal instalments in an amount of U.S.$50 for each U.S.$1,000 of the original principal amount of the Loan due on each interest payment date starting on 14 June 2015 and ending on 14 December 2018 (both dates including), an instalment in an amount of U.S.$100 for each U.S.$1,000 of the original principal amount of the Loan due on 14 March 2019, and the final repayment of the Loan by payment in an amount of U.S.$150 for each U.S.$1,000 of the original principal amount of the Loan due on 14 June 2019, provided that in accordance with the terms of the Loan Agreement and the Supplemental Loan Agreement applicable to the payment of principal, VAB Bank may be required to make the payments at a specified time prior to the relevant due date, provided that the Borrower shall have an option, which it may exercise on or prior to 31 July 2014, to amend the terms of the Loan Agreement to change the date on which the final repayment (or any part thereof) in an amount of U.S.$150 for each U.S.$1,000 of the original principal amount of the Loan is due from 14 June 2019 to any earlier date that is an interest payment date, any such exercise of the option to be subject to delivery by the Borrower of an officer’s certificate confirming the compliance with the criteria set out above on which the Trustee and the Issuer shall be instructed and authorised to rely without independent verification and without any liability on their part;

5.                            the amendment of the terms of the Notes to (i) decrease the rate of interest on the Notes from 10.5 per cent. per annum to 0 per cent. per annum for the period from 14 March 2014 (including) to 14 June 2014 (excluding); (ii) decrease the rate of interest on the Notes from 10.5 per cent. per annum to 9.0 per cent. per annum for the period from 14 June 2014 (including) to 14 June 2015 (excluding); and (iii) increase the rate of interest on the Notes from 10.5 per cent. per annum to 10.9 per cent. per annum for the period from 14 June 2015 (including) to 14 June 2019 (excluding);

6.                            the amendment of the terms of the Loan to (i) decrease the rate of interest on the Loan from 10.5 per cent. per annum to 0 per cent. per annum for the period from 14 March 2014 (including) to 14 June 2014 (excluding); (ii) decrease the rate of interest on the Loan from 10.5 per cent. per annum to 9.0 per cent. per annum for the period from 14 June 2014 (including) to 14 June 2015 (excluding) ; and (iii) increase the rate of interest on the Loan from 10.5 per cent. per annum to 10.9 per cent. per annum for the period from 14 June 2015 (including) to 14 June 2019 (excluding);

7.                            the amendment of Clause 15.1.3 of the Loan Agreement to provide that neither a failure by VAB Bank to pay principal in respect of the Relevant Subordinated Loans (as defined below) on their stated maturity date nor any default under the 2017 Subordinated Loan Agreement which occurs as a result of such payment failure by VAB Bank nor any default under the 2017 Subordinated Loan Agreement which occurs as a result of a failure by VAB Bank to make any payment in respect of the interest payable with respect to the Loan or the principal of the Loan under the Loan Agreement due on the Original Maturity Date shall constitute an Event of Default under Clause 15.1.3 of the Loan Agreement;

8.                            the Noteholders consent to the waiver of any right to receive interest they may have under the terms of the Notes in respect of the period from 14 March 2014 (including) to 14 June 2014 (excluding) and instruct and authorise the Issuer to irrevocably waive any right it may have under the Loan Agreement to receive interest on the Loan in respect of the period from 14 March 2014 (including) to 14 June 2014 (excluding);

9.                            the Noteholders consent to a waiver of, and instruct the Trustee and the Issuer to waive, any Potential Event of Default or Event of Default which may have arisen or may arise under the Notes or the Loan Agreement as a result of the failure by VAB Bank to make any payment in respect of the interest payable with respect to the Loan or the principal of the Loan under the Loan Agreement and/or failure by the Issuer to make any payment in respect of the interest payable with respect to the Notes or the principal of the Notes on the Original Maturity Date (or such other date on which the Issuer or VAB Bank may be obliged to make the relevant payment), and the Noteholders further consent to a waiver of, and instruct the Trustee and the Issuer to waive, any rights which may arise as a result of occurrence of any such Potential Event of Default or Event of Default, provided, however, that if the Effective Date has not occurred on or before 31 July 2014, such waiver shall cease to apply and Noteholders, the Trustee and the Issuer will be at liberty to exercise such rights and take such proceedings as they are entitled to take in connection with a failure by VAB Bank to pay amounts due under the Loan or a failure by the Issuer to pay amounts due under the Notes, subject to, and in accordance with the Conditions, the Trust Deed, the Loan Agreement and/or any other relevant documents; and

10.                     all other consequential changes to the Conditions, the Loan Agreement, the Trust Deed or the Agency Agreement as are necessary or expedient to give full effect to the modifications and waivers set out in paragraphs (1) to (9) above.

In addition to the above, Noteholders will be asked to give their consent to removing the existing Permanent Global Note (as defined in the Trust Deed) from the Common Depositary and replacing it with a new Permanent Global Note reflecting the applicable changes listed above.

None of the Issuer, the Trustee, the Solicitation Agent, the Principal Paying Agent, the Paying Agent, the Tabulation Agent or any other person makes any recommendation to Noteholders as to whether or not to agree to the Proposal and how to vote on the Extraordinary Resolution.  Before making any decisions in respect of the Proposal, Noteholders should carefully consider all of the information contained in this

Memorandum and in particular the Risk Factors set out on pages 18 through 29 (inclusive) of this Memorandum.

Quorum

The quorum required at the Meeting shall be two or more persons validly (in accordance with the provisions of the Trust Deed) present (each a “voter”) in person holding, or being proxies and representing or holding, not less than two-thirds of the aggregate principal amount of the outstanding Notes, provided, however, that so long as at least two-thirds of the aggregate principal amount of the outstanding Notes is represented by a Global Note (as defined in the Trust Deed), a single voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two voters for the purposes of forming a quorum.

If within 15 minutes after the time fixed for the Meeting a quorum is not present, the Meeting shall be adjourned for such period, being not less than 14 days nor more than 42 days, and to such time and place as may be approved by the chairman (with the approval of the Trustee) either at or subsequent to the Meeting.  Notice of any adjourned meeting shall be given in the same manner as notice of the Meeting, save that 10 days’ notice (exclusive of the day on which the notice is given and of the day on which the adjourned meeting is to be resumed) shall be given.  At any adjourned meeting, the quorum shall be as set out in the notice relating to such adjourned meeting.

If the Meeting is adjourned for lack of quorum, it is the intention of VAB Bank to arrange for a notice convening the adjourned meeting to be sent to the holder of the Notes as soon as reasonably practicable following such adjournment.

Any Electronic Voting Instructions submitted in respect of the Meeting shall (unless revoked) apply to, and be valid for the purposes of, any adjourned Meeting and there shall be no need to submit new Electronic Voting Instructions in respect of any adjourned Noteholders’ Meeting.

Conditions to the Implementation of the Amendments

THE IMPLEMENTATION OF THE AMENDMENTS IN FULL WILL REQUIRE REGISTRATION OF THE AMENDMENTS TO THE LOAN AGREEMENT WITH THE NBU.  THE PROPOSED AMENDMENTS SHALL BECOME EFFECTIVE ON THE EFFECTIVE DATE, WHICH SHALL BE ON OR ABOUT THE DATE WHEN THE REGISTRATION OF THE AMENDMENTS TO THE LOAN AGREEMENT WITH THE NBU BECOMES EFFECTIVE. THE SETTLEMENT DATE SHALL BE NOTIFIED TO NOTEHOLDERS BY THE ISSUER SEPARATELY AS SOON AS PRACTICABLE AFTER THE REGISTRATION OF THE AMENDMENTS TO THE LOAN AGREEMENT WITH THE NBU, PROVIDED THAT THE SETTLEMENT DATE SHALL NOT BE LATER THAN THE THIRD BUSINESS DAY FOLLOWING THE DATE WHEN SUCH REGISTRATION TAKES EFFECT.

Required Majority

The Extraordinary Resolution requires a majority of not less than three-quarters of the votes cast to be passed at the Meeting (or, if applicable, any adjourned meeting).  If passed, the Extraordinary Resolution shall be binding on all the Noteholders, whether or not present at the Meeting, and each of them shall be bound to give effect to it accordingly.

Consent Payment

The Consent Payment is being offered to each Noteholder who votes in favour of the Extraordinary Resolution by delivering (and not subsequently revoking) Electronic Voting Instructions in favour of the Extraordinary Resolution at the Meeting at which the Extraordinary Resolution is passed, in consideration for, and subject to, the passing of the Extraordinary Resolution, as further described herein.

No Consent Payment will be paid if the Amendments to the Loan Agreement are not registered with the NBU or if the proposed Amendments are not implemented for any other reason.

Subject to the terms and conditions specified in this Memorandum, Noteholders who submit a valid Electronic Voting Instruction, in favour of the Extraordinary Resolution prior to the Voting Deadline and who do not revoke their Electronic Voting Instructions or otherwise make arrangements to abstain from voting in respect of the Extraordinary Resolution or vote against the Extraordinary Resolution will be entitled to receive the Consent Payment on the Settlement Date if the Extraordinary Resolution is duly passed and becomes effective in accordance with its terms. Noteholders who have submitted Electronic Voting Instructions prior to the Voting Deadline shall not be entitled to revoke such instructions after the Voting Deadline, unless (a) such a revocation is otherwise required by law or permitted by the Trust Deed and (b) the relevant Noteholder submits a revocation instruction in accordance with the terms of the relevant Clearing System to the applicable Clearing System. See “—Revocation of Voting Instructions” below. The Consent Payment payable to a Noteholder shall be an amount of U.S.$26.25 for each U.S.$1,000 in principal amount of Notes in respect of which the relevant Noteholder validly submitted Electronic Voting Instructions in favour of the Extraordinary Resolution prior to the Early Voting Deadline and such Electronic Voting Instructions have not been revoked.

If a Noteholder does not vote or votes against the Proposal, they will not be entitled to the Consent Payment.

Noteholders who submit or deliver their Electronic Voting Instructions after the Early Voting Deadline will not be eligible to vote nor to receive the Consent Payment.

Noteholders who vote in favour of the Extraordinary Resolution relating to the Proposal in accordance with the Solicitation and prior to the Early Voting Deadline will, if the Extraordinary Resolution is passed, receive the Consent Payment on the Settlement Date.

Noteholders who request issuance of a voting certificate and attend the Meeting in person or appoint a proxy will not be entitled to receive the Consent Payment even if they vote in favour of the Extraordinary Resolution at the Meeting.

The Consent Payment will be transferred to the Clearing Systems for onward distribution to Noteholders to whom it is payable on the Settlement Date subject to the Extraordinary Resolution having been duly passed and having become effective in accordance with its terms.

Voting Procedures

Voting instructions may only be delivered through Accountholders in accordance with the customary procedures of the Clearing Systems.  Beneficial owners of Notes who are not Accountholders must arrange through their broker, dealer, bank, custodian, trust company or other nominee to contact the Accountholder through which they hold their Notes in the relevant Clearing System so that voting instructions may be delivered in respect of such Notes.

Revocation of Voting Instructions

Noteholders who have validly submitted Electronic Voting Instructions prior to the Voting Deadline may thereafter revoke such instruction only as required by law or permitted by the Trust Deed and provided such Noteholder submits a revocation instruction to the relevant Clearing System in accordance with the operating procedures of such Clearing System.

Any Noteholder who revokes their Electronic Voting Instructions, votes against the Extraordinary Resolution or abstains from voting will not be entitled to receive the Consent Payment if the Extraordinary Resolution is duly passed.

DOCUMENTS INCORPORATED BY REFERENCE

This Memorandum contains important information which Noteholders should read carefully before making any decision with respect to giving Electronic Voting Instructions.

This Memorandum should be read and construed in conjunction with the following documents, each of which is expressly incorporated by reference herein.  References to this Memorandum shall mean this document together with each document listed below.

DOCUMENTS AVAILABLE FOR INSPECTION

The following documents incorporated by reference herein are available, along with additional copies of this Memorandum, for inspection and/or collection, as indicated below, at the office of the Principal Paying Agent, Deutsche Bank AG, London Branch at: Winchester House, 1 Great Winchester Street, London EC2N 2DB, United Kingdom; at the office of the Paying Agent, Credit Suisse AG at: Paradeplatz 8, 8001 Zurich, Switzerland; at the offices of the Solicitation Agent, UBS Limited at:  1 Finsbury Avenue, London EC2M 2PP, United Kingdom; and at the office of the Tabulation Agent, Lucid Issuer Services Limited at:  Leroy House, 436 Essex Road, London N1 3QP, United Kingdom, at any time during normal business hours on any weekday (Saturdays, Sundays and bank and other public holidays excepted) from the date of this Memorandum and during the Meeting:

•                                          the Trust Deed;

•                                          the Loan Agreement;

•                                          the Agency Agreement;

•                                          this Memorandum; and

•                                          the Notice of the Meeting.

In addition, the following documents will be available for inspection and collection at the Meeting:

•                                          the draft Supplemental Trust Deed (including the Amended Conditions);

•                                          the draft Supplemental Agency Agreement; and

•                                          the draft Supplemental Loan Agreement.

The draft Supplemental Trust Deed (including the Amended Conditions), the draft Supplemental Agency Agreement and draft Supplemental Loan Agreement may be subject to further amendments and completion.

If any aspect of the Proposal set out herein is amended in a material respect after the date of this Memorandum but before the date of the Meeting (or adjourned meeting, as applicable), Noteholders will be notified of the fact that such amendments have been made by an announcement made via a notice through the Clearing Systems.

DEFINITIONS

In this Memorandum, the following capitalised terms shall, unless otherwise defined or the context otherwise requires, have the meanings ascribed to them below:

“2017 Subordinated Loan Agreement”

The subordinated term facility agreement dated 18 October 2007 entered into by a lender and VAB Bank, as borrower, pursuant to which the lender provided to VAB Bank a subordinated loan in an amount of U.S.$20,000,000.

“Accountholder”	A direct accountholder with the Clearing Systems.

“Agency Agreement”

The Agency Agreement dated 6 June 2007 between, inter alios, the Issuer, the Principal Paying Agent, the Paying Agent and the Trustee, as amended and supplemented by the supplemental agency agreement dated 29 March 2010.

“Amended Conditions”	The terms and conditions of the Notes as amended pursuant to the Supplemental Trust Deed and which will take effect from the Effective Date.

“Amendments”

Amendments to the Conditions, the Trust Deed, the Agency Agreement and the Loan Agreement for the purpose of affecting the changes outlined in the Proposal and as set out in the Notice of Meeting annexed hereto as Appendix A (Form of Notice of the Meeting).

“Beneficial Owner”	Has the meaning set out in “Voting and Quorum — Meeting Provisions”.

“Borrower”	Public Joint Stock Company “Vseukrainskyi Aksionernyi Bank”.

“Business Day”	A day, other than a Saturday or a Sunday or a public holiday, on which commercial banks and foreign exchange markets are open for business in New York, London and Kyiv.

“Clearing Systems”	The clearing and settlement systems operated by Euroclear and Clearstream, Luxembourg, respectively.

“Clearstream, Luxembourg”	Clearstream Banking, société anonyme, Luxembourg.

“Consent Payment”	A consent payment in an amount of U.S.$26.25 per each U.S.$1,000 in principal amount of the Notes that may be paid to eligible Noteholders in accordance with the terms described in this Memorandum.

“Conditions”	The terms and conditions of the Notes and the term “Relevant Condition” shall be construed accordingly.

“Early Voting Deadline”

4:00 p.m. (London time) on 20 June 2014 or, with respect to an adjourned meeting, such other time as may be notified to Noteholders by the Tabulation Agent and set in accordance with the terms of the Trust Deed.

“Effective Date”

The date on which the Supplemental Trust Deed (including the Amended Conditions), the Supplemental Loan Agreement, the Supplemental Agency Agreement and any ancillary documents thereto become effective.

“Electronic Voting Instructions”	The Electronic Voting Instructions completed, in accordance with the standard procedures of the Clearing Systems, by Beneficial Owners not wishing to attend the Meeting.

“Euroclear”	Euroclear Bank SA/NV.

“Extraordinary Resolution”	The Extraordinary Resolution to be proposed and considered at the Noteholders’ Meeting, details and notice of which are set out in this Memorandum.

“Holder”	Deutsche Bank AG, London Branch, the current holder of the global note representing the Notes.

“Issuer”	VAB Finance No 1 plc.

“Loan”	The loan to the Borrower made upon and subject to the terms, conditions and provisions of the Loan Agreement.

“Loan Agreement”	The Loan Agreement dated 30 May 2007 between the Issuer and VAB Bank, as amended and supplemented by the supplemental loan agreement dated 22 March 2010.

“Memorandum”	This consent solicitation memorandum dated 16 June 2014.

“NBU”	National Bank of Ukraine.

“Noteholders”	The beneficial holders of the outstanding Notes.

“Noteholders’ Meeting” or “Meeting”	The meeting of the Noteholders to be held at 4:00 p.m. (London time) on 1 July 2014 convened to consider, and, if thought fit, to pass, the Extraordinary Resolution.

“Notes”	The U.S.$125,000,000 10.50 per cent. Loan Participation Notes due 2014 issued on a limited recourse basis by the Issuer (of which U.S.$88,252,000 are outstanding).

“Notice of Meeting”	The notice to the Noteholders dated 16 June 2014 convening the Meeting, the form of which is annexed hereto as Appendix A (Form of Notice of the Meeting).

“Original Maturity Date”	14 June 2014 (being the repayment date of the Loan and the maturity date of the Notes prior to the amendment of their terms in accordance with the Proposal).

“Paying Agent”	Credit Suisse AG.

“Principal Paying Agent”	Deutsche Bank AG, London Branch.

“Proposal”

The solicitation by the Issuer at the request and under the instructions of VAB Bank of consents to certain amendments to the Conditions, the Loan Agreement, the Trust Deed and the Agency Agreement as more particularly described in this Memorandum.

“Relevant Subordinated Loans”

The UAH 43,000,000 loan due on 15 June 2014 provided to VAB Bank pursuant to the loan agreement dated 15 June 2009 and the EUR 3,595,700 loan due on 25 December 2014 provided to VAB Bank pursuant to the loan agreement dated 25 December 2009.

“Settlement Date”

Subject to the Extraordinary Resolution having been duly passed at the Meeting (which was not adjourned) and having become effective in accordance with its terms and the Supplemental Trust Deed (including the Amended Conditions), the Supplemental Loan Agreement, the Supplemental Agency Agreement and any ancillary documents thereto having become effective, the date on which the Consent Payment (if applicable) shall be paid by the Issuer, provided that the Settlement Date shall not be later than the third Business Day following the date when such registration takes effect.

“Solicitation”	The solicitation undertaken pursuant to this Memorandum.

“Solicitation Agent”	UBS Limited.

“Supplemental Agency Agreement”

The second supplemental agency agreement to be entered into by the Issuer, the Principal Paying Agent, the Paying Agent and the Trustee referred to in the Extraordinary Resolution, a draft of which will be available for inspection as described under “Documents Available for Inspection”.

“Supplemental Loan Agreement”

The second supplemental loan agreement to be entered into by the Issuer and VAB Bank referred to in the Extraordinary Resolution, a draft of which will be available for inspection as described under “Documents Available for Inspection”.

“Supplemental Trust Deed”

The second supplemental trust deed to be entered into by the Issuer and the Trustee referred to in the Extraordinary Resolution, a draft of which will be available for inspection as described under “Documents Available for Inspection”.

“Tabulation Agent”	Lucid Issuer Services Limited.

“Trust Deed”	The trust deed dated 6 June 2007 between the Issuer and the Trustee constituting the Notes, as amended and supplemented by the supplemental trust deed dated 29 March 2010.

“Trustee”	Deutsche Trustee Company Limited acting in its capacity as trustee under the Trust Deed.

“UAH”	The Ukrainian hryvnia, the legal tender of Ukraine.

“U.S.$”	The U.S. dollar, the legal tender of the United States.

“Voting Deadline”

4:00 p.m. (London time) on 27 June 2014 or, with respect to an adjourned meeting, such other time as may be notified to Noteholders by the Tabulation Agent and set in accordance with the terms of the Trust Deed.

EXPECTED TIMETABLE OF EVENTS

This timetable assumes that (a) the Meeting is quorate on the date on which it is first convened and, accordingly, no adjourned meetings are required and (b) new meetings are not convened in respect of the Notes.  The Early Voting Deadline and the Voting Deadline, among others, can be amended under the terms of the Proposal.  Accordingly, the actual timetable may differ significantly from the expected timetable set out below.  The times stated below refer to the relevant time in London on the relevant date.

Noteholders holding Notes in the Clearing Systems should take steps to inform themselves of and to comply with the particular practice and policy of the relevant Clearing System.  Noteholders who are not direct accountholders in the Clearing Systems should read carefully the provisions set out under “Voting and Quorum” below.

Event	Date and Time

Early Voting Deadline

Deadline for Noteholders to deliver or procure delivery to the Tabulation Agent of Electronic Voting Instructions in favour of the Extraordinary Resolution in order to be eligible to receive the Consent Payment on the Settlement Date.

4:00 p.m. on 20 June 2014

Voting Deadline Deadline for Noteholders to deliver or procure delivery to the Tabulation Agent of Electronic Voting Instructions in favour of the Extraordinary Resolution.	4:00 p.m. on 27 June 2014

Noteholders’ Meeting held at the offices of White & Case LLP, 5 Old Broad Street, London EC2N 1DW, United Kingdom	4:00 p.m. on 1 July 2014

Announcement of the results of the Noteholders’ Meeting	2 July 2014

Effective Date

The date when the Amendments contemplated by the Supplemental Trust Deed (including the Amended Conditions), Supplemental Loan Agreement and Supplemental Agency Agreement become effective in accordance with the terms of the relevant documents.

On or about the date when the registration of the Supplemental Loan Agreement with the NBU becomes effective.

Settlement Date The date when the Consent Payment (if any) shall be paid to the eligible Noteholders.

Subject to the Extraordinary Resolution having been passed at the Meeting (and which has not been adjourned) and registration of the Supplemental Loan Agreement by the NBU, VAB Bank will announce the Settlement Date by notice to be sent to Noteholders via the Clearing Systems, provided that the Settlement Date shall not be later than the third Business Day following the date when such registration takes effect.

The above times and dates are indicative only and will depend, among other things, on timely receipt (and non-revocation) of Electronic Voting Instructions and the passing of the Extraordinary Resolution.  If the

Meeting is adjourned, the relevant times and dates set out above will be modified accordingly and will be set out in the notice convening such adjourned meeting.

REGARDLESS OF WHETHER THE EXTRAORDINARY RESOLUTION IS PASSED SUCCESSFULLY, THE AMENDMENTS TO THE TRUST DEED, THE LOAN AGREEMENT AND THE AGENCY AGREEMENT SET OUT HEREIN WILL NOT BECOME EFFECTIVE UNLESS THE AMENDMENTS TO THE LOAN AGREEMENT ARE REGISTERED WITH THE NBU.

Noteholders are advised to check with any broker, dealer, bank, custodian, trust company or other trustee through which they hold Notes whether such broker, dealer, bank, custodian, trust company or other trustee would require receipt of any notice or instructions prior to the deadlines set out above.

RISK FACTORS

Noteholders should carefully consider the risks described below as well as the other information set out in this document.  VAB Bank’s business, financial condition or results of operations could be materially adversely affected by any or all of these considerations. Additionally, some considerations may be unknown to VAB Bank and other considerations, currently believed to be immaterial, could turn out to be material.

Risks Relating to Ukraine

Ukrainian Economy

The Ukrainian economy has been extremely unstable for the past few years. In 2010 and 2011, industrial output recorded an upswing as Ukraine emerged from a recession caused by the global economic downturn in 2009, increasing at annual rates of 11.2 and 8.0 per cent., respectively.(1) However, in 2012, this trend reversed and industrial output declined by 0.5 per cent., with 2012 industrial output standing at 88 per cent. of the pre-downturn 2007 level.  Industrial output fell in 2013 by 4.7 per cent. as compared to 2012. During the first quarter of 2014, industrial output decreased by 5.0 per cent. as compared to the same period in 2013. The economy has remained focussed on energy intensive industries and insufficiently diversified, with exports remaining centred on metallurgical products. Furthermore, Ukrainian borrowers’ access to funding in the international capital markets has been limited recently. Prior to the global financial crisis, relatively easy access to liquidity, both from within Ukraine and internationally, was a significant factor facilitating the growth of Ukraine’s GDP. The reduced availability of external financing to Ukrainian companies contributed to a decrease in industrial production, investment projects and capital expenditure generally. According to the estimate of the Ukrainian government from 25 March 2014, real GDP is expected to decline by 3.0 per cent. in 2014. According to Moody’s, an escalation of economic sanctions by Russia, with increases in the gas price and potential trade restrictions, would be detrimental to Ukraine’s economic outlook, given that Russia currently accounts for almost all of Ukraine’s gas imports and for approximately 25 per cent. of Ukraine’s goods exports.

Furthermore, the Ukrainian business environment has been affected by high tax and legal uncertainties, as well as bureaucratic impediments. Historically, there has also been a lack of political consensus in the Verkhovna Rada (the “Ukrainian Parliament”) which made it difficult for the government to secure the necessary support to implement policies intended to foster liberalisation, privatisation and financial stability.  The unfavourable economic conditions and lack of ability by Ukrainian legislature to implement growth-supporting reforms have been, and continue to be, further aggravated by the recent political developments in Ukraine. The unrests which erupted in early 2014 and led, among other things, to a change in the government, combined with increasing tensions between Ukraine and Russia following claimed annexation by the Russian Federation of Crimea, substantially diverted attention from certain economic reforms and rendered their adoption in the short-term less likely.

The negative economic developments are expected to increase the default rates in the loan portfolios of banks operating in Ukraine, including VAB Bank. They may also have other negative effects on the Ukrainian banking sector, including limiting the ability of Ukrainian banks to raise financing in the international markets or render it more likely that unfavourable information about the financial conditions of certain financial institutions may trigger a bank run by depositors, thereby negatively affecting the liquidity of such financial institutions.

There can be no assurance that these conditions will not continue to persist or deteriorate. Should the deterioration of the economic situation in Ukraine continue, it is likely to have a material adverse effect on the business of VAB Bank and its operations and financial condition.

Political Considerations

The current crisis in Ukraine creates significant political and economic uncertainty. In early 2014, political unrest and demonstrations in Ukraine led to a change in the national government. While the United States

(1)                                 The new calculation methodology applicable to industrial output and related data was introduced in 2013. Therefore, figures for 2010 and 2011 may be incomparable to some extent.

and the European Union (the “EU”) recognised the new government, Russia continues to claim that the new government is illegitimate and that it is violating the rights of ethnic Russians living in the Crimean peninsula and elsewhere in Ukraine. Escalating military activities in Ukraine and at its borders, including claimed annexation of Crimea by the Russian Federation, combined with weak economic conditions in Ukraine, led to great uncertainty in Ukraine and in the global markets. Resolution of this crisis is likely to last for an extended period of time and the situation could deteriorate further and result in increased violence and additional adverse economic consequences. See “Background to Consent Solicitation — Political Situation in Ukraine”.

There can be no assurance that further outbreaks of violence or civil disorder will not occur in Kyiv or elsewhere in Ukraine, with unpredictable political, economic and diplomatic consequences.  In particular, there can be no assurance that Ukraine will be able to identify sufficient international sources of economic and financial support necessary to aid in its efforts to maintain a degree of stability. The absence of international support or failure to stabilise the current political situation in Ukraine for other reasons would be likely to have material adverse consequences for the Ukrainian economy, the ability of the government to service its financial obligations and the stability of the local currency, which could in turn adversely impact the business of VAB Bank and its results of operations and financial condition.

Relationships with Western Governments and Institutions

As part of its efforts to establish growing links with Western governments and institutions, Ukraine became a member of the World Trade Organisation in May 2008.

In addition, Ukraine has taken steps to develop an increasingly close relationship with the EU, both economically and politically. Accession to the EU is a long-term strategic goal of the Ukrainian government. At the Paris Summit in September 2008, an agreement was reached to start negotiations on an EU-Ukraine Association Agreement, which is to be the successor agreement to the existing Partnership and Cooperation Agreement (the “PCA”) signed in 1998. On 5 March 2007, Ukraine began negotiations to replace the PCA with an association agreement with the EU (the “Association Agreement”).

The execution of the Association Agreement is viewed by the current Ukrainian government as one of the stages in the implementation of Ukraine’s strategic goal of accession to the EU. In terms of economic integration, the Association Agreement creates the necessary legal and institutional framework for Ukraine’s entrance into the EU domestic market through the gradual implementation of principles of free movement of goods, services and capital, and partially free movement of the labour force, based on free market principles.

The planned signing of the Association Agreement on 28 November 2013 was deferred by Ukraine. Following the decision of Ukraine to defer the signing of the Association Agreement, mass rallies have taken place in Kyiv and other cities in Ukraine which have expressed strong public support for the political association and economic integration of Ukraine with the EU (see “—Risks relating to Ukraine — Political Considerations” and “Background to Consent Solicitation — Political Situation in Ukraine”). After formation of a new Government on 21 March 2014, Ukraine signed the political parts of the Association Agreement with the EU. It is expected that the economic and trade sections will be signed in June 2014. Meanwhile, the European Commission adopted a temporary abolishment of customs duties on Ukrainian exports to the EU which will last until 1 November 2014.

On 17 April 2014, the European Parliament adopted a resolution on Russian pressure on Eastern Partnership countries (being Armenia, Azerbaijan, Belarus, Georgia, Moldova and Ukraine) and in particular destabilisation of eastern Ukraine. In the document the European Parliament, inter alia, condemns the escalation of destabilisation and provocations in eastern and southern Ukraine caused by pro-Russian armed separatists, urges Russia to immediately withdraw its presence in support of violent people seizing government buildings in the eastern regions of the country, to cease all provocative actions and to remove troops from the eastern border of Ukraine.

On 13 May 2014, the Ukrainian Parliament passed several laws required to further the facilitation of the EU visa regime for Ukrainian citizens. These laws deal with certain issues relating to the refugee status in Ukraine, personal data protection and anti-discriminatory and anti-corruption measures.

The Ukrainian economy is currently heavily dependent on external funding, in particular financial aid provided by the International Monetary Fund (“IMF”). On 28 July 2010, the IMF Executive Board approved a new U.S.$15.15 billion stand-by arrangement for Ukraine to be extended in ten tranches between 2010 to 2012, with two tranches scheduled for 2010, and four tranches scheduled for each of 2011 and 2012, subject, in each case, to Ukraine’s compliance with the stand-by arrangement terms.  On 2 August 2010, Ukraine received the first tranche, of approximately U.S.$1.89 billion, under the 2010 stand-by arrangement (the “2010 SBA”), approximately U.S.$1.02 billion of which was earmarked for the financing of the state budget deficit. The second tranche, amounting to U.S.$1.5 billion, was received by Ukraine on 27 December 2010, U.S.$1 billion of which was directed to Ukraine’s state budget. No further disbursements were made under the 2010 SBA in 2011 and 2012, and the 2010 SBA terminated in December 2012. In the course of 2013 the IMF held several meetings with a Ukrainian delegation in respect of renewing the programme of cooperation between the IMF and Ukraine and discussing the possibility of a new stand-by arrangement. On 27 March 2014, following a visit by the IMF to Kyiv, the IMF announced a staff-level agreement with Ukraine on an economic reform programme that can be supported by a two-year stand-by agreement with the IMF. The amount of IMF financial support will be equal to U.S.$17.01 billion (SDR 10.976 billion). On 30 April 2014, the IMF Executive Board approved the new stand-by arrangement. The IMF financial aid envisages the immediate disbursement of SDR 2.058 billion (approximately U.S.$3.19 billion), with SDR 1.29 billion (approximately U.S.$2 billion) being allocated to budget support. The IMF disbursed the first tranche in the amount of US$3.19 billion on 7 May 2014. The second and third disbursements will be based on bi-monthly reviews and performance criteria, and the remainder of the programme period will be subject to standard quarterly reviews and performance criteria. However, according to some press reports, in the event the Ukrainian government fails to retain its effective control over the eastern regions of the country, the terms of the IMF support may be reconsidered. Engagement with the IMF is seen by many commentators as essential to Ukraine’s long term economic health.

Given Ukraine’s reliance on the support of Western governments and institutions, any major changes in Ukraine’s relations with Western governments and institutions may have negative effects on the economy and thus on the business of VAB Bank and its results of operations and financial condition.

Regional Relationships

Relations with Russia have continued to be strained in recent years. The factors affecting these relations with Russia include disagreements over the prices and methods of payment for gas delivered to, and transported through, Ukraine by the Russian gas supplier OJSC Gazprom (“Gazprom”); issues relating to the temporary stationing of the Russian Black Sea Fleet in the territory of Ukraine; Russian bans on imports of certain food products from Ukraine and anti-dumping investigations conducted by Russian authorities in relation to certain Ukrainian goods; and Russia’s claimed annexation of Crimea in March 2014.

During the early part of 2009, the ongoing dispute between Ukraine and Russia in relation to gas supplies reached a critical level. In January 2009 Russia cut off gas supplies for almost three weeks, affecting millions of people in the EU. Pursuant to the contracts between NJSC “Naftogaz of Ukraine” (“Naftogaz”) and Gazprom for natural gas supply and transit (the “Gas Supply Contract”) signed in January 2009, the price for natural gas supplied to Ukraine for domestic consumption and the tariff for its transit through Ukraine are to be determined pursuant to formulae included in these contracts. In April 2010, Gazprom agreed to give Naftogaz certain discounts from the otherwise applicable price for natural gas supplied for domestic consumption to Ukraine in exchange for the extension of the term of the stationing of Russia’s Black Sea Fleet in Sevastopol for a further 25-year-period with an additional five-year extension option. On 17 December 2013, following a meeting between the Presidents of Russia and Ukraine, a supplemental agreement to the Gas Supply Contract (the “Supplement to the Gas Supply Contract”) was signed envisaging the price of gas to be sold to Naftogaz at the level of U.S.$268.5 per 1,000 cubic metres. The presidents also announced Russia’s intention to provide economic and financial support to Ukraine, including purchase of Ukrainian sovereign Eurobonds, for the amount of U.S.$10 billion having a maturity of two years and a fixed interest rate of 5 per cent. per annum, before the end of 2014. In December 2013 Russia purchased the Ukrainian sovereign Eurobonds in the amount of U.S.$3 billion. However, as a result of increasing political instability within Ukraine at the beginning of 2014, a further placement of U.S.$2 billion Ukrainian sovereign Eurobonds was cancelled. Due to the claimed annexation of Crimea by Russia, in March 2014, Russia abolished the discounts for natural gas price payable by Ukraine which were established under the 2010 gas agreements. In response to this, the Prime Minister of Ukraine, Mr Arseniy Yatsenyuk, the Government of Ukraine and Naftogaz have commenced contractual pre-arbitration procedures before submitting a claim against Gazprom to the relevant arbitration institution On the ground of non-payment for supplied gas in April and May 2014, on 16 June 2014, Gazprom announced that it is introducing an advance payment procedure to be applied to the settlements under the Gas Supply Contract. According to the announcement, starting from 16 June 2014, Gazprom will only supply natural gas to Naftogaz in respect of which an advance payment is made. Furthermore, Gazprom announced that it has referred to arbitration the dispute with Naftogaz in respect of the indebtedness of Naftogaz under the Gas Supply Contract in the amount of U.S.$4.5 billion. On the same date, Naftogaz announced that it has also referred to arbitration the dispute with Gazprom in respect of natural gas price under the Gas Supply Contract. According to the announcement, Naftogaz claims that prices established under the contract are above the market level and further claims reimbursement by Gazprom of U.S.$6 billion which, according to Naftogaz, constitutes the aggregate excess above the market price paid to Gazprom since 2010.

Ukraine’s ambitions of joining NATO have also raised tensions further. Russia is opposed to Ukrainian membership of NATO and indicated that if Ukraine joins NATO there might be material adverse consequences for the relationship between Ukraine and Russia. Currently, due to the recent developments in Crimea and south-eastern regions of the country, Ukraine is considering possible forms of its cooperation with NATO.

On 28 April 2014, Ukraine and Slovakia signed a memorandum on cooperation in the energy sector and related technical documents, which set out the legal framework for reverse natural gas supplies from the territory of Slovakia to Ukraine. According to Mr Arseniy Yatsenyuk, this will enable Ukraine to receive eight billion cubic metres of natural gas annually. The launch of the reverse supplies may take place in September 2014.

Recently, pressure was placed on Russia-Ukraine bilateral relations arising out of the prospect of Ukraine signing the Association Agreement with the EU, including the threat of restrictive trade measures by Russia. In addition, in February and March 2014, hostilities broke out between Russia and Ukraine, resulting in military forces, believed by the current Ukrainian government, the EU and the United States to be Russian, entering the territory of the Autonomous Republic of Crimea. On 21 March 2014, Mr Vladimir Putin, President of Russia, signed legislation that allowed Crimea to become part of the Russian Federation under Russian national law.  These events in Ukraine and Crimea have prompted condemnation by members of the international community and have been strongly opposed by the EU and the United States, which has had an adverse impact on the relationships between the EU, the United States and Russia.

The EU and the United States have each repeatedly authorised and imposed sanctions, including the implementation of visa bans and the blocking of property and interests in property of individuals and entities who are considered to have misappropriated funds and threatened or undermined the peace, security, stability and sovereignty or territorial integrity of Ukraine. Such sanctions have been applied in respect of more than 20 former Ukrainian officials, including Mr Viktor Yanukovych and his allies. No assurance can be given that other jurisdictions or bodies (including individual member states of the EU) will not impose further sanctions as a result of the situation in Crimea and south-eastern regions of Ukraine.

The potential repercussions surrounding the situation in Crimea and south-eastern Ukraine are unknown and no assurance can be given regarding the future of relations between Russia and other countries. The emergence of new or escalated tensions between Russia and other countries, including any escalation of tensions with Ukraine, or the imposition of further economic or other sanctions in response to such tensions, which may include targeted sanctions against certain industries such as the oil and gas industry, could negatively affect economies in the region, and could in turn have a material adverse effect on companies operating in Ukraine, including VAB Bank. There can be no assurance that relations with Russia will improve and any deterioration could have a negative effect on the Ukrainian economy and consequently have a material adverse effect on the business of VAB Bank and its results of operations and financial condition.

Downgrade of Ukraine’s Credit Ratings

As Ukraine’s economic performance deteriorated amid the global recession and worsening domestic conditions, the ability of the state to meet its external debt obligations was increasingly being called into question.  Credit default swaps on Ukrainian government-issued Eurobonds at one stage made Ukraine’s debt the most expensive sovereign debt in the world to insure. On 28 January 2014, Standard & Poor’s downgraded the long-term foreign currency sovereign credit rating of Ukraine to CCC+ (with negative outlook). According to Standard & Poor’s press release, this was due primarily to the increased political instability in the country as evidenced by current events described further in “Risks relating to Ukraine — Political Considerations”. On 21 February 2014, Standard & Poor’s further downgraded the long-term foreign currency sovereign credit rating of Ukraine to CCC due to the substantial deterioration of the political situation.

On 7 February 2014, Fitch downgraded the long-term foreign currency sovereign credit rating of Ukraine to CCC. According to the Fitch press release, this was due primarily to the ongoing political instability and fears over Ukraine’s ability to refinance a heavy external debt repayment schedule; in addition, according to Fitch, the political uncertainty has contributed to a weakening in confidence in the UAH and in the exchange rate policy.

On 31 January 2014, Moody’s downgraded the long-term foreign currency sovereign credit rating of Ukraine to Caa2 (with negative outlook). On 4 April 2014, Moody’s further downgraded the long-term foreign currency sovereign credit rating of Ukraine to Caa3 (negative outlook). According to the Moody’s press release, this decision was driven by the following factors: the escalation of Ukraine’s political crisis, which led to a regime change in late February, followed by the annexation of Crimea by Russia; a risk of political instability, given the upcoming presidential elections in May 2014 and the risk of early parliamentary elections later in the year, as well as a significant risk of destabilization in eastern and southern Ukraine, which have large ethnic Russian populations; Ukraine’s stressed external liquidity position, in light of a continued decline in foreign-currency reserves, the withdrawal of Russian financial support and a rise in gas import prices; the decline in Ukraine’s fiscal strength and an expected increase in the debt-to-GDP ratio to 55-60 per cent. by the end of 2014 (from 40.5 per cent. at year-end 2013) due to a sizable fiscal deficit, a significant GDP contraction and sharp currency depreciation. Furthermore, Moody’s expressed concern that Ukraine may be required to repay its outstanding Eurobonds early. The covenants of the U.S.$3 billion Ukrainian Eurobond issued to Russia as part of the financial support package in December 2013 define a debt-to-GDP ratio (state and state guaranteed debt) above 60 per cent. as an event of default. According to Moody’s, if Ukraine’s debt-to-GDP ratio was to increase to 60 per cent., it could trigger an acceleration on the Ukrainian Eurobond which in turn could trigger a cross—default in all other Eurobonds and ultimately lead to a liquidity crisis and a payment default by Ukraine.

Many commentators have suggested that the downgrading of the sovereign credit rating of Ukraine indicates that Ukraine will likely default should the political turmoil continue. Furthermore, the downgrading of the sovereign credit rating will likely result in a deterioration of the condition of the banking sector and an increase in borrowing costs for the Ukrainian financial institutions. Any default by Ukraine on its debt obligations would be likely to have a negative effect on the ability of Ukrainian entities to raise funds as well as potentially triggering, inter alia, a damaging currency crisis. Such events would in turn have a material adverse effect on the business of VAB Bank and its results of operations and financial condition.

External Debt

Ukraine’s total debt as a percentage of GDP, including both state debt (direct debt) and state guaranteed debt (contingent liabilities), has increased substantially from 34.8 per cent. as at 31 December 2009 to 40.5 per cent. as at 31 December 2013. Total state external debt service has been rising over the past several years. The amount of state external debt service payments (including principal and interest payments but excluding debt owed to the IMF by the NBU) is expected to continue to be significantly higher from 2014 to 2016. Ukraine was only able to meet its external debt service requirements for 2013 through a combination of international Eurobond issues, a significant level of domestic borrowing and the issue of the U.S.$3 billion 5.00 per cent. notes due 2015.

On 27 March 2014, the IMF announced a staff-level agreement with Ukraine on an economic reform programme which will be supported by a two-year SBA with the IMF. The programme will unlock financial support from the broader international community amounting to U.S.$27 billion over the course of 2014 and 2015. Assistance from the IMF is expected to amount to U.S.$17.01 billion (SDR 10.976 billion). On 30 April 2014, the IMF Executive Board approved the new stand-by arrangement. The IMF financial aid envisages the immediate disbursement of SDR 2.058 billion (approximately US$3.19 billion), with SDR 1.29 billion (about US$2 billion) being allocated to budget support. The IMF disbursed the first tranche in the amount of US$3.19 billion on 7 May 2014.  The second and third disbursements will be based on bi-monthly reviews and performance criteria, and the remainder of the programme period will be subject to standard quarterly reviews and performance criteria. However, according to some media reports, in the event that the Ukrainian government fails to retain effective control over the eastern regions of the country, the terms of the IMF support may be reconsidered. Some commentators argue that whilst securing external financing from the IMF and other related international financial assistance limits the risk of foreign-exchange crisis, even if the IMF package exceeds the proposed Russian package, the difference is not material against the background of recent developments.

On 14 April 2014, the United States signed a U.S.$1 billion loan guarantee agreement to Ukraine and on 14 May 2014 Ukraine has placed U.S.$1 billion notes due 2019, with benefit from a guarantee by the United States. The EU also announced that it will provide EUR 1 billion (approximately U.S.$1.38 billion) of financial support to Ukraine to assist with the country’s political transition and to encourage political and economic reforms, and a package of macro-financial assistance, which will be provided in the form of loans with a maximum maturity of 15 years, was approved by the EU Foreign Affairs Council on 14 April 2014 with the respective memorandum of understanding signed by the European Commission Vice-President on 28 April 2014. On 20 May 2014, the EU disbursed to Ukraine the first tranche in the amount of EUR 100 million, while the second tranche is expected to be disbursed on 17 June 2014. This financial aid is granted in addition to the previously decided EUR 610 million macro-financial assistance programme pursuant to a loan agreement executed between Ukraine and the EU on 16 April 2013. The disbursement of the assistance is conditional on certain economic policy conditions and the successful implementation of the contemplated new IMF SBA. Furthermore, on 29 April 2014, the European Commission adopted another special support package for Ukraine in the amount of EUR 355 million. This package includes special measures to be provided in the form of short-term budget support and the programme for civil society support. On 13 June 2014, the EU disbursed the first tranche in the amount of EUR 250 million. Other countries (such as Germany and Japan) and international financial institutions (such as the European Investment Bank) declared their intention to also extend financial aid to Ukraine.

Any default by Ukraine on its debt obligations or a failure to secure further financing would be likely to have a negative effect on the ability of Ukrainian entities to raise funds as well as potentially triggering, inter alia, a damaging currency crisis. Such events would in turn have a material adverse effect on the business of VAB Bank and its results of operations and financial condition.

Developing Legal System

Since Ukraine became independent in 1991, its legal system has been developing to support the country’s transition to a market-based economy. However, often the necessary legal reforms have not been effectively implemented, and as a result the Ukrainian legal system remains subject to greater risks and uncertainties than more mature legal systems.

With respect to international financing transactions, the current laws and regulations of Ukrainian authorities impose maximum interest rates on international borrowings by Ukrainian entities, prohibit early performance by Ukrainian borrowers of their obligations under loan agreements with foreign lenders and contain provisions which may be interpreted as restricting Ukrainian entities from “grossing up” lenders for the costs of Ukrainian withholding taxes on interest payments due on international borrowings.

VAB Bank is in compliance with the applicable legislation. However, these developments have affected the proposal being made with respect to the modifications to the Notes and may impose limitations on the ability of holders of Notes to accelerate the Notes upon the occurrence of an Event of Default and the ability of the Borrower to prepay the Loan in cases envisaged in the Loan Agreement. Moreover, no assurance can be given that further legal or regulatory developments will not impose further restrictions on VAB Bank’s obligations under the Loan or otherwise have a negative effect on the ability of VAB Bank to perform under the Loan.

Risks Relating to VAB Bank

Credit Risk

Rapidly growing during 2012 and 2013, VAB Bank’s total assets show a subsequent downward trend following the market turmoil. VAB Bank’s total assets require continued monitoring by VAB Bank’s Asset and Liability Management Committee and Risk Management Department for risk management purposes and compliance with the NBU requirements. Although VAB Bank believes the credit quality of its loan portfolio is satisfactory, there is a high risk of substantial deterioration in asset quality due to the current situation in

Ukraine. The deterioration in asset quality in turn results in increased loan loss provisions and adversely affects VAB Bank’s capital. The potential decline in asset quality will also require continuing focus by VAB Bank on credit quality and the adequacy of its provisioning levels and continued development of VAB Bank’s financial and management controls.

A continued deterioration in asset quality as a result of recent economic and political developments in Ukraine or other factors may have a material adverse effect on the business of VAB Bank and its results of operations and financial condition.

Competition

A series of bank defaults in late 2013 undermined customer confidence in the banking system and led to mass withdrawals of deposits in the first quarter of 2014. This has led to an increase in competition among the market players to attract customer deposits and a resulting escalation of interest rates.

Further, as a result of the recent economic and political developments, Ukrainian banking institutions have effectively lost access to international and local capital markets and deposits remain the main source of funding for the banks.

The number of borrowers able to service debts has significantly decreased as a result of negative economic developments. This will also likely lead to an even stronger competition for the quality borrowers asserting further downward pressure on loan interest rates and narrowing spreads between deposit and loan rates.

If VAB Bank is unable to compete successfully in the Ukrainian banking sector, it could have a material negative effect on VAB Bank’s business and its results of operations and financial condition.

VAB Bank’s measures to mitigate the impact of the economic and political crisis may not be successful

VAB Bank has reacted to the current political and economic situation by implementing a wide range of measures.  Although they are based on what VAB Bank believes to be the appropriate response to difficult market conditions, there can be no assurance that these policies will prove successful in improving VAB Bank’s results of operations and financial condition.

Principal Shareholder

Mr Oleg Bakhmatyuk is the beneficial owner of 100 per cent. of the shares in Quickcom Limited. Quickcom Limited directly controls 86.8 per cent. of VAB Bank’s share capital. As of 12 June 2014, 38 corporate shareholders held 10.5 per cent. of VAB Bank’s share capital and 903 individual shareholders held the remaining 2.7 per cent. None of the minority shareholders holds 10 per cent. or more of the VAB Bank’s shares individually.

The interests of VAB Bank’s principal shareholder may differ from those of the Noteholders in material respects.

The principal shareholder has increased the capital of VAB Bank by UAH 1.0 billion at the end of 2013 and in the course of 2014. Furthermore, VAB Bank may need to rely upon its principal shareholder for an injection of capital to support its capital base. However, no assurance can be given that, if VAB Bank requires an additional capital increase, the principal shareholder will procure subscription for any new shares or otherwise provide financing to VAB Bank.

Dependence on NBU Support

As of 1 May 2014, there were 180 commercial banks licensed by the NBU to perform banking transactions operating in Ukraine, 51 of which had foreign shareholders holding more than 10 per cent. and 19 of which were fully foreign owned. The share of foreign capital in the total registered statutory capital of Ukrainian banks amounted to 33.5 per cent. as at 1 May 2014.

As of 1 January 2013, there were 53 banks with foreign shareholders holding more than 10 per cent. and 22 of these banks were wholly foreign owned. The share of foreign capital in the total registered statutory capital of Ukrainian banks amounted to 39.5 per cent. The total number of operating commercial banks in Ukraine was 176.

2012 and 2013 were marked by a substantial outflow of foreign capital from the banking system of Ukraine. Among the banks fully owned by foreign shareholders that terminated their activities in Ukraine during these years were Commerzbank AG, Erste Bank and Swedbank.

As a result of these developments that restricted the banks’ liquidity and the recent economic and political developments in Ukraine, the banking institutions in Ukraine, including VAB Bank, have become substantially dependent on the support of NBU. See “Background to Consent Solicitation — VAB Bank — Liquidity situation”. As at 15 April 2014, VAB Bank had short-term loans amounting to UAH 1,850 million from the NBU under its Liquidity Support Programme. These loans are secured by rights to cash flows under various loan agreements between VAB Bank and its corporate and retail customers. The facility from the NBU has been disbursed in five tranches maturing in February and March 2015.

VAB Bank is dependent on the liquidity support of the NBU. Any restriction on availability of the support from the NBU or its withdrawal could have a material negative effect on VAB Bank’s business and its results of operations and financial condition.

Concentration of Funding and Liquidity Risks

In common with other banks in Ukraine, since the onset of the credit crisis, VAB Bank has relied almost exclusively on current accounts and short-term deposits of corporate and retail customers, the NBU’s support refinancing and shareholders’ injections to meet its funding needs. Although for a short period between 2011 and 2013 there was a degree of alleviation of the financial stress in the Ukrainian banking sector, the political and economic developments in late 2013 and early 2014 described elsewhere in this Memorandum have substantially aggravated the financial condition of VAB Bank.

As with other Ukrainian banks, access to foreign capital markets has been blocked as foreign investors have significantly reduced their exposure to Ukrainian credits.

The current funding structure exposes VAB Bank to significant liquidity risks. The deposit base is predominately short-term and is characterised by a high degree of volatility. Moreover, it has been substantially affected by the mass deposit withdrawals that hit the banking system during the first quarter of 2014. See also “Dependence on NBU support” and “Background to Consent Solicitation — VAB Bank — Liquidity situation”.

The absence of necessary long-term resources further aggravates mismatches between VAB Bank’s assets and liabilities with a negative cumulative maturity gap for a period of up to six months reaching approximately UAH 3.0 billion, according to data filed with the NBU as at 22 April 2014. There is no assurance that decreases in corporate deposits and/or unexpected withdrawals of retail deposits will not result in further expansion of the liquidity gap that VAB Bank will need to cover. Deterioration of the Ukrainian economy, inability to access alternate sources of funding in the international and local capital markets, the syndicated loan and interbank markets and/or significant withdrawals of corporate and retail deposits and continued mismatches between VAB Bank’s assets and liabilities may, together or separately, have further material adverse effect on VAB Bank’s financial standing and raise concerns regarding VAB Bank’s ability to meet its repayment obligations under the Loan Agreement and the Issuer’s ability to repay the Notes.

Capitalisation

Currently, VAB Bank’s total capital adequacy ratio is higher than the minimum total capital adequacy ratio set by the Basel Committee on Banking Regulation and Supervisory Practices (the “Basel Committee”) and the NBU guidelines.  However, VAB Bank may face pressure on its capital adequacy ratios as a result of further asset quality deterioration and the need to make further impairment charges which will negatively affect VAB Bank’s financial results and capitalisation.

Although VAB Bank’s management believes that the principal shareholder will contribute to the increase in VAB Bank’s share capital to enable VAB Bank to achieve the goals set forth in the strategic plan, no assurance can be given that existing or future shareholders will inject such capital in the future or that any other support will be provided by VAB Bank’s shareholders.

Currency risk

The official exchange rate published by the NBU has decreased from U.S.$100 to UAH 799.3 as of 30 December 2013 to U.S.$ 100 to UAH 1,177.5 as of 1 June 2014, a depreciation of more than 47 per cent.

As a result of the devaluation, the liabilities of VAB Bank denominated in U.S. dollars have substantially increased in terms of Ukrainian hryvnia. Furthermore, devaluation also had substantial negative impact on some of VAB Bank’s customers and contributed to the increase in defaults in the VAB Bank’s loan portfolio.

VAB Bank remains exposed to substantial currency risk and any further material fluctuations in the foreign exchange rates may cause VAB Bank to sustain currency losses and may also affect VAB Bank’s customers resulting in further deterioration in VAB Bank’s loan portfolio.

Developments in Crimea and south-eastern Ukraine

As a result of the annexation of Crimea by the Russian Federation, VAB Bank closed all nine of its branches which were located in Crimea on 14 April 2014.  The deposits attributable to customers of those branches amounted to approximately UAH 600 million. VAB Bank has implemented a programme that allows the Crimean customers to access their deposits in other branches of VAB Bank. Furthermore, VAB Bank has a portfolio of loans made to customers in Crimea which amounted to UAH 299.1 million as at 28 April 2014, or 1.7 per cent. of VAB Bank’s total loan portfolio.  13.41 per cent. of these loans were categorised as non-performing loans (“NPLs”) as at 28 April 2014 and there is substantial uncertainty about the ability of VAB Bank to enforce and collect these loans in the future. This constitutes UAH 40.1 million. Although VAB Bank does not believe that the closure of these branches has had a material adverse effect on its operations and financial condition, there is no assurance that VAB Bank will not incur further costs or liabilities with respect to these events or potential further actions by the Russian regulatory authorities.

Furthermore, the deterioration of the political and security situation in the south-eastern parts of Ukraine, in particular in the Donetsk and Luhansk regions, has resulted in military activity. VAB Bank has 19 branches in these regions of Ukraine. Deposits attributable to customers allocated to those branches of VAB Bank amounted to approximately UAH 897.0 million, or approximately 9.65 per cent. of VAB Bank’s total deposits, as at 1 June 2014. VAB Bank has a portfolio of loans made to customers in those regions which amounted to UAH 209 million as at 1 June 2014, or 1.16 per cent. of the VAB Bank’s total loan portfolio. 94.74 per cent. of these loans were categorised as NPLs as at 1 June 2014 and there is substantial uncertainty about the ability of VAB Bank to enforce and collect these loans in the future.  The current situation has already caused considerable disruption to VAB Bank’s operations in those regions. Should the situation continue to deteriorate, VAB Bank may experience further disruption to its operations in the regions or may have to close its operations in all or some of those regions. Such events might have material adverse effect on the operations and financial condition of VAB Bank.

Subordinated Debt Obligations

VAB Bank is in negotiations with lenders in respect of the Relevant Subordinated Loans in relation to certain proposed amendments to the terms of those loans.  The UAH 43,000,000 subordinated loan was due on 15 June 2014.  VAB Bank did not, and will not, make any payment of principal and interest in respect of the said subordinated loan until and unless an agreement is reached with the lenders in respect of the Relevant Subordinated Loans. VAB Bank does not intend to repay the principal amount of the Relevant Subordinated Loans on their respective stated maturity dates. See “Background to Consent Solicitation — Subordinated Debt Obligations”.

The UAH 43,000,000 subordinated loan was due on 15 June 2014.  VAB Bank did not make any payment of principal and interest in respect of the said subordinated loan.  In the event that VAB Bank’s negotiations with the lenders in respect of the EUR 3,595,700 subordinated loan are not completed prior to the stated maturity of the loan then, in accordance with its intention stated above, VAB Bank may choose not to repay the principal amount of such Relevant Subordinated Loan on its stated maturity. Any such non-payment constitutes or will constitute (as applicable) a default under the terms of those loans and thus entitles its lenders in respect of the Relevant Subordinated Loans to take legal action against VAB Bank to recover such principal amount. Depending upon the success of any legal action, this may result in the lenders under the Relevant Subordinated Loans seizing some of VAB Bank’s assets. A failure by VAB Bank to repay the principal amount of any of the Relevant Subordinated Loans may also result in the occurrence of an event of default under the terms of the 2017 Subordinated Loan Agreement. As a result, the lender under the 2017 Subordinated Loan Agreement would a right to declare the loan and interest accrued thereon immediately payable, subject to prior consent of the NBU. Furthermore, while the NBU would need to account for many factors (including the size of the Relevant Subordinated Loans), in the event of non-payment of the Relevant Subordinated Loans on their stated maturity there is an increased risk that the NBU could ultimately take action to introduce a temporary administration in respect of VAB Bank.

Risks Relating to the Notes

VAB Bank did not make payment of interest and principal on the relevant payment date under the Loan Agreement and, as a result, no payment was made in respect of interest and principal due under the terms of the Notes on 16 June 2014

The Notes were issued by the Issuer on a limited recourse basis for the sole purpose of funding a loan to VAB Bank.  The Loan was due to be repaid by VAB Bank on 12 June 2014 (i.e., two business days prior to the maturity date). VAB Bank did not make any payment of interest or principal in respect of the Loan on that date. As a result, VAB Bank is not in compliance with certain covenants under the Loan Agreement, as at the date of this Memorandum and an Event of Default (as defined in the Loan Agreement) has occurred and is continuing under the Loan Agreement.

Under the Conditions, the Issuer is obliged to make payments to Noteholders only to the extent of the amount of principal, interest, Additional Amounts (as defined in the Loan Agreement), if any, and Indemnity Amounts (as defined in the Loan Agreement), if any, actually received by or for the account of Issuer in its capacity as Lender under the Loan Agreement, less any amount in respect of the Reserved Rights.  Consequently, as VAB Bank failed to meet its obligations under the Loan Agreement, no payment was made in respect of interest and principal due under the terms of the Notes on 16 June 2014 (i.e., the first business day (as defined in the Conditions) following 14 June 2014, which is the maturity date of the Notes).

VAB Bank is seeking to lengthen its redemption profile by extending the maturity of the Notes and the Loan. This should give VAB Bank flexibility to manage through this difficult period and provide flexibility to manage its lending business and asset quality going forward. In consideration for voting in favour of the Proposal VAB Bank offers an opportunity to Noteholders to receive the Consent Payment (subject to the conditions set out in this Memorandum). No reduction in the principal amount of the Notes is contemplated by the Proposal.

The proposed extension to the maturity means that Noteholders will be exposed to the risk of a further deterioration in both global and local macro-economic conditions as well as a possible deterioration in the business of VAB Bank and its results of operations and financial condition for an extended period.

VAB has also previously experienced difficulties with meeting its obligations under the Loan Agreement. For example, in March 2014 due to sudden liquidity constraints caused by the political developments in Ukraine, VAB Bank was unable to make the payment of interest in respect of the Loan on 12 March 2014 (i.e., two business days prior to the relevant interest payment date). As a result, a Potential Event of Default occurred in respect of the Loan, which was cured on 18 March 2014 when the amount of interest due under the Loan was paid in full by VAB Bank.

For the reasons set forth under the section entitled “Background to Consent Solicitation”, if the Consent Solicitation is not completed and the Extraordinary Resolution is not duly passed, VAB Bank is unlikely to be able to source appropriate funding to discharge its obligations in respect of the Loan.

Future ratings of the Notes not assured and limited in scope

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal by any rating agency at any time. Credit ratings represent a rating agency’s opinion regarding the credit quality of an asset but are not a guarantee of such quality.

There is no assurance that a rating accorded to the Notes will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances so warrant. There can be no assurance that the ratings anticipated to be accorded to the Notes in the event that the Extraordinary Resolution takes effect will be given by the rating agencies and, should they be so accorded, that such rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. In the event that a rating assigned to the Notes (before or after the effect of the Extraordinary Resolution) is subsequently lowered for any reason, no person or entity is required to provide any additional support or credit enhancement with respect to the Notes and the market value of the Notes is likely to be adversely affected.

Similarly, given the methodology used by rating agencies to rate entities, it is possible that a rating agency may downgrade the rating of VAB Bank or its securities (including the Notes) following the launch of the Consent Solicitation, whether or not the Consent Solicitation is successful, and such action may affect the price of the Notes.

Risks Relating to the Consent Solicitation

Withdrawal; Termination

No assurance can be given that the Consent Solicitation will be successful.  Completion of the Consent Solicitation is conditional upon the satisfaction or waiver of the conditions of the Consent Solicitation, as set forth in this Memorandum on pages 8 through 11 (“Summary”) (inclusive).  The submission of valid Electronic Voting Instructions will be irrevocable on receipt of such Electronic Voting Instructions by the applicable Clearing System unless otherwise required by law or the Trust Deed.  In addition, subject to the terms provided in this Memorandum, VAB Bank, on behalf of the Issuer, may, in its sole discretion, amend, terminate or withdraw the Consent Solicitation at any time and may, in its sole discretion, waive conditions to the Consent Solicitation after the date of this Memorandum.

There is no assurance that the NBU will register the amendments to the Loan Agreement envisaged in the Proposal

The amendments to the Loan Agreement resulting from the Proposal contemplated herein shall be subject to registration with the NBU.  There can be no assurance that the NBU will register any such amendments to the Loan Agreement and a failure to have such amendments to the Loan Agreement registered with the NBU would mean that the proposed Amendments would not become effective.

The Issuer is an orphan special purpose vehicle, incorporated under the laws of England and Wales as an English public limited company, that has no revenue-generating operations or business of its own and will depend solely on cash received from the Borrower in order to make payments on the Notes.

The Issuer is an orphan special purpose vehicle, incorporated under the laws of England and Wales as an English public limited company. The Issuer conducts no revenue-generating operations. The ability of the Issuer to make interest and principal payments on the Notes is therefore entirely dependent on its rights to receive such payments under the Loan Agreement, as will be amended by the Supplemental Loan Agreement. The Notes will remain issued on a limited recourse basis.  Under the Conditions, the Issuer will be obliged to make payments to Noteholders only to the extent of the amount of principal interest, Additional Amounts (as defined in the Loan Agreement), if any, and Indemnity Amounts (as defined in the Loan Agreement), if any, actually received by or for the account of the Issuer in its capacity as Lender under the Loan Agreement, less any amount in respect of Reserved Rights.  If these payments are not made by VAB Bank, for whatever reason, the Issuer will not have any other sources of funds available to it that would permit it to make payments on the Notes and under the Trust Deed and, to the extent no amounts are received from VAB Bank, has no obligation to make any payment to Noteholders. In such circumstances, Noteholders would have to rely upon claims for payment as a result of enforcing the security under the Trust Deed, as amended by any Supplemental Trust Deed, which is subject to conditions on enforcement as well as the risks and limitations thereon.

Tax Consequences; Responsibility to Consult Advisers

Noteholders should consult their own tax, accounting, financial and legal advisers regarding the suitability to themselves of the tax or accounting consequences of participating or declining to participate in the Consent Solicitation.

Responsibility for assessing the merits of the Proposal

Each Noteholder is responsible for assessing the merits of the Proposal. None of the Issuer, the Solicitation Agent, the Principal Paying Agent, the Paying Agent, the Tabulation Agent nor the Trustee has made or will make any assessment of the merits of the Proposal or of the impact of the Proposal on the interests of the Noteholders either as individuals or collectively.

Noteholders are advised to check with the bank, securities broker, dealer, custodian, trust company, Accountholder, Clearing Systems or other intermediary through which they hold their Notes whether such intermediary applies different deadlines for any of the events specified in this Consent Solicitation Memorandum, and then to allow for such deadlines if such deadlines are prior to the deadlines set out in this Consent Solicitation Memorandum.

TAX CONSEQUENCES

In view of the number of different jurisdictions where tax laws may apply to a Noteholder, this Memorandum does not discuss the tax consequences for Noteholders arising from their participation in the Proposal and the Solicitation or in relation to the Amendments.  Noteholders are urged to consult their own professional advisers regarding these possible tax consequences under the laws of the jurisdictions that apply to them.  Noteholders are liable for their own taxes and have no recourse to the Issuer, VAB Bank, the Solicitation Agent, the Principal Paying Agent, the Paying Agent, the Trustee or the Tabulation Agent with respect to taxes arising in connection with the Proposal or the Solicitation.

BACKGROUND TO CONSENT SOLICITATION

Background

Information contained in this section, including related to VAB Bank and the banking sector in general, has been derived from financial and statistical information filed with the NBU based on Ukrainian GAAP, from VAB Bank’s consolidated annual IFRS (as defined below) financial statements as at and for the year ended 31 December 2013 and VAB Bank’s management accounts dated 31 March 2014. There are significant differences between Ukrainian GAAP and the International Financial Reporting Standards issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Reporting Interpretations Committee of the IASB (as amended, supplemented or re-issued from time to time) (“IFRS”) and, accordingly, the trends reflected below should not be viewed as indicative of the performance or condition of VAB Bank as reflected in future financial statements produced by the Borrower under IFRS.

The Notes were issued by the Issuer on a limited recourse basis for the sole purpose of funding a loan to VAB Bank.  The Loan was due to be repaid by VAB Bank on 12 June 2014 (i.e., two business days prior to the maturity date). VAB Bank did not make any payment of interest or principal in respect of the Loan on that date. As a result, VAB Bank is not in compliance with the covenants under the Loan Agreement, as at the date of this Memorandum, and an Event of Default has occurred and is continuing under the Loan. Furthermore, VAB Bank was not able to meet its obligation to repay amounts outstanding under the Loan at the maturity date.

Under the terms and conditions of the Notes, the Issuer is obliged to make payments to Noteholders only to the extent of the amount of principal, interest, Additional Amounts (as defined in the Loan Agreement), if any, and Indemnity Amounts (as defined in the Loan Agreement), if any, actually received by or for the account of the Lender under the Loan Agreement, less any amount in respect of the Reserved Rights.

Consequently, as VAB Bank failed to fully meet its obligations under the Loan Agreement, the Noteholders, on the maturity date, did not receive the scheduled amount of interest and principal due and payable under the Notes.

Political Situation in Ukraine

The current crisis in Ukraine creates significant political and economic uncertainty. On 21 November 2013, the Cabinet of Ministers of Ukraine issued an instruction deferring the signing of the Association Agreement between Ukraine and the EU, which was scheduled for 28 November 2013, to allow the Government to carry out a detailed analysis of the measures needed (i) to avoid a negative effect on trade and economic relations with the Russian Federation and other CIS states, and (ii) to create a domestic market in Ukraine capable of having a relationship based on parity with the EU. Following the decision of Ukraine to defer the signing of the Association Agreement, mass rallies have taken place in Kyiv and other cities of Ukraine expressing strong public support for the political association and economic integration of Ukraine with the EU. On 3 December 2013, a motion of no-confidence in the Government was raised during the Parliamentary session; this motion was supported by 186 Members of Parliament, but fell short of the 226 votes required for approval.

On 17 December 2013, the presidents of Russia and Ukraine announced that the two countries agreed that (i) Russia would purchase U.S.$15 billion of Ukrainian debt during 2014, and (ii) there would be a substantial reduction in the price of gas to be supplied by Gazprom to Naftogaz. Consequently, on 17 December 2013, the Supplement to the Gas Supply Contract was entered into, as a result of which from 1 January 2014 to the end of 2019 the price of gas to be purchased from Gazprom by Naftogaz is set at U.S.$268.5 per 1,000 cubic metres. The discounted price of gas is to be re-confirmed quarterly. The public announcement on 17 December 2013 was seen by protesters as a shift away from the movement towards closer relations with the EU and the West.

On 16 January 2014, Parliament adopted twelve laws which were perceived by protesters, certain Western countries and international organisations as limiting the freedom of speech, assembly and association in Ukraine and contradicting Ukraine’s international commitments and European aspirations. These laws were adopted by the majority of members of the Parliament by way of a show of hands, were without prior notification on the Parliamentary agenda and without discussion. On 17 January 2014, the President signed these bills into law. Following the passing of these laws, protests spread beyond Kyiv to a number of regions (oblasts) across Ukraine, mostly in the west of Ukraine, but also in the east and south of the country.  Government buildings were occupied in up to ten cities, and instances of civil disorder increased. Pursuant to negotiation with opposition leaders at the time, on 28 January 2014, Parliament resolved to cancel nine of the twelve laws adopted by Parliament on 16 January 2014.

On 29 January 2014, Parliament adopted a law providing for the exemption from criminal liability and release from custodial and non-custodial sentences of persons who, as at the date of effectiveness of the law, were suspected or accused of certain crimes related to the mass rallies. The effectiveness of the law was conditional upon the General Prosecutor’s confirmation that the participants of mass rallies complied with certain requirements (which included, inter alia, vacation of the premises of state and local government bodies which were occupied during the mass rallies, and the unblocking of transport communications on certain streets in Kyiv and other cities in Ukraine). Upon confirmation on the official website of the General Prosecutor’s Office, the law came into force on 17 February 2014.

Furthermore, on 28 January 2014, Prime Minister Mykola Azarov tendered his resignation, which the President accepted. On 5 February 2014, President Yanukovych appointed Mr Serhiy Arbuzov as acting Prime Minister. The other members of the Cabinet of Ministers continued to exercise their authority pending the appointment of a newly formed Cabinet of Ministers.

During the period between 18-21 February 2014, tens of people died (including both police officers and protesters) and hundreds more were injured in Kyiv as a result of the worst violence seen in Ukraine since it became an independent state in 1991. The outbreak of violence coincided with the failure of parliamentary authorities to register certain amendments to the constitution of Ukraine, as proposed by opposition parties and which would limit the powers of the president, for a parliamentary vote. While the escalation of violence was largely limited to an area in central Kyiv, there were reports that government buildings were attacked and/or occupied in at least three other Ukrainian cities.

On 21 February 2014, President Yanukovych and leaders of the Ukrainian opposition signed the Agreement on the Settlement of Crisis in Ukraine, witnessed by the ministers of foreign affairs of Germany, Poland and France. The agreement set out the agenda for resolving the tense political and social situation in Ukraine, including re-enactment, within 48 hours, of the amendments to the Ukrainian Constitution introduced during the 2004 constitutional reform process (the constitution, as modified by these amendments, the “2004 Constitution”). These amendments included limiting the powers of the President and transferring certain powers of the President to Parliament and the Prime Minister; conducting further work on constitutional reform and the balance of power between the President, the Government and Parliament; holding presidential elections no later than December 2014; and performing a joint investigation on the recent acts of violence.

On the morning of 22 February 2014, it was reported that President Yanukovych escaped from Kyiv and that his location was unknown. On the same day, Parliament adopted a resolution declaring that President Yanukovych had removed himself from discharging his constitutional powers and duties and scheduled a presidential election for 25 May 2014 as a result. In addition, Parliament adopted a resolution declaring the effectiveness of the 2004 Constitution (with certain further amendments made in 2011 and 2013), based on the failure to comply with the Constitution amendment procedures following the 2010 judgment of the Constitutional Court of Ukraine cancelling the 2004 constitutional reform. The long-term effects of this parliamentary resolution are not yet clear and no assurance can be given that it will not be challenged in the future. In accordance with the provisions of the 2004 Constitution, on 23 February 2014, Parliament appointed its speaker Mr Oleksandr Turchynov as acting President of Ukraine, and, on 27 February 2014, Mr Arseniy Yatsenyuk was appointed as Prime Minister of Ukraine and a new composition of the Cabinet of Ministers was formed. Subsequently, during the period from February to April 2014, Mr Yanukovych made several public statements from the Russian city of Rostov-on-Don declaring that he remains the President of Ukraine and expressing his intention to return to Ukraine in the future to continue discharging presidential powers and duties. Any such statements or additional confrontation between Mr Yanukovych and the current Ukrainian government and Parliament may have a further adverse effect on the political and social environment in Ukraine.

On 25 May 2014, early presidential elections were held in Ukraine. According to the official results of the first round of the elections announced by the Central Election Commission of Ukraine on 2 June 2014, Mr Petro Poroshenko, Ukrainian billionaire businessman and former member of the Ukrainian government under President Yushchenko and President Yanukovych, received 54.7 per cent. of the popular vote, while his closest rival Ms Yuliya Tymoshenko received 12.81 per cent. of the popular vote. Pursuant to the applicable Ukrainian legislation, if a candidate receives more than 50 per cent. of the votes in the first round of the elections the second round is not conducted. On 7 June 2014, Mr Poroshenko officially became President of Ukraine. Ukrainian and international observers have confirmed that the process of the elections has generally complied with democratic standards and procedures for Mr Poroshenko as the new President of Ukraine his main tasks would be to stop military conflicts in eastern Ukraine and co-operate closely with the Parliament and the Government in order to prevent further deterioration of the economic and social situation in Ukraine and implement a number of long needed economic, administrative and legal reforms.

In February and March 2014, hostilities broke out between Russia and Ukraine resulting in alleged Russian military forces entering Ukrainian territory and the Autonomous Republic of Crimea. On 6 March 2014, the Verkhovna Rada of the Autonomous Republic of Crimea (the representative body of the autonomous republic) voted for joining the Russian Federation and holding an all-Crimean referendum to approve this decision. Based on the reported results of the referendum that took place on 16 March 2014, the President of the Russian Federation, Mr Vladimir Putin, and representatives of the Autonomous Republic of Crimea executed an agreement on the annexation of the Republic of Crimea to the Russian Federation. On 21 March 2014, Mr Putin signed legislation to annex Crimea to the Russian Federation. The Ukrainian government has repeatedly stated that Ukraine does not recognise the Crimean referendum and subsequent Russian annexation of Crimea, as such action violates both Ukrainian and international law. On 15 April 2014, the Ukrainian Parliament adopted a law governing certain aspects of the legal status of Crimea as an occupied territory (the “Occupied Territory Law”). In particular, the Occupied Territory Law has reinstated the position that Ukraine treats Crimea as an integral part of its territory. The law further established a restricted regime for visiting the territory of Crimea and provided for recognition by Ukrainian authorities of transactions with real estate located in Crimea only in cases where they are executed in accordance with the requirements of the Ukrainian laws.  The Occupied Territory Law entered into effect on 27 April 2014. Recent events in Crimea have also been condemned by Western countries and international organisations. In particular, on 27 March 2014, the UN General Assembly passed a non-binding Resolution 68/262 that declared the Crimean referendum invalid and the incorporation of Crimea into Russia as illegal. On 10 April 2014, the Council of Europe also adopted a resolution strongly condemning the Russian military aggression and annexation of Crimea, as being in clear violation of international law.

On 6 April 2014 protesters occupied government buildings in the cities of eastern Ukraine — Donetsk, Luhansk and Kharkiv. On the following day protesters in Donetsk declared independence of the so-called Donetsk People’s Republic and stated their intention to hold a regional referendum by 11 May 2014. On 11 April 2014, the Prime Minister Arseniy Yatsenyuk offered to devolve more powers to the eastern regions, as pro-Russia occupations in Donetsk and Luhansk regions continued. On 17 April 2014, pursuant to the Geneva talks between the foreign ministers of Ukraine, Russia, the United States and the European Union, further steps were agreed in order to de-escalate tensions and restore the security situation in Ukraine. In particular, it was agreed that all sides will refrain from any violence, intimidation or provocative actions; all illegal armed groups in Ukraine shall be disarmed, illegally occupied buildings, streets and other public places shall be vacated, with amnesty to be granted to the protestors and the OSCE Special Monitoring Mission to play a leading role in assisting with the implementation of de-escalation measures. However, pro-Russian activists refused to leave the occupied buildings. Protesters continue to seize official buildings in the eastern regions of the country. On 25 April 2014, in the town of Sloviansk a group of military observers from the Organization for Security and Co-operation in Europe (“OSCE”) and Ukrainian personnel who were accompanying them were detained by pro-Russian activists on suspicion of espionage. The observers were only released on 3 May 2014 as a result of the joint efforts of central and local Ukrainian authorities, military forces, Russian representatives and the OSCE special monitoring mission. On 27 April 2014, protesters occupying the building of the Security Service of Ukraine in the Luhansk region declared the formation of the Luhansk People’s Republic. On 2 May 2014, as a result of violent street clashes between pro-Ukrainian and pro-Russian activists and a fire at the trade union building in Odessa (a city in the south of Ukraine) more than 40 people were killed and dozens more were injured. On 9 May 2014, on the streets of Mariupol, another city in Donetsk region, as a result of clashes with Ukrainian armed forces, several people, including civilians, were killed. This event caused a further wave of discontent among the local population and, according to some experts, combined with other factors contributed to a reported large attendance at the so-called independence referenda held in the Donetsk and Luhansk regions on 11 May 2014. Based on the results of the referenda which were announced on the following day, the so-called “Donetsk People’s

Republic” and “Luhansk People’s Republic” have been declared independent. However, Ukraine, the EU, and the United States condemn and do not recognise the two referenda and independence of the two regions. Meanwhile, the co-head of the government of the self-proclaimed Donetsk People’s Republic, Mr. Pushilin, asked Russia to consider the annexation of the republic by Russia. In the course of May and June 2014, military confrontation between Ukrainian armed forces and pro-Russian insurgents has continued to escalate. The escalation of violence has developed into military action by separatists, supported and financed by the Russian Federation and it is unclear whether it will escalate further and, if so, whether the Ukrainian government will be able to resolve the conflict effectively.  The Ukrainian government commenced anti-terror operations in the Donetsk and Luhansk regions.

The Ukrainian Economy

Ukraine’s economy is among the most severely affected in Europe by current economic conditions, the effect of which is further aggravated by ongoing political uncertainty in Ukraine.

The global drop in demand for metals and metal products was a key contributor to the slowdown in 2012, impacting exports significantly as prices fell. As a result, Ukraine’s GDP grew by only 0.3 per cent. for the year ended 31 December 2012, far below the 2012 growth assumption underlying the Ukraine 2012 State Budget, which assumed growth of 3.9 per cent. for the year. This trend continued in the first three quarters of 2013, during which real GDP decreased by 1.2 per cent., 1.3 per cent. and 1.2 per cent., respectively, compared to the corresponding periods in 2012. However, in the fourth quarter of 2013, real GDP increased by 3.3 per cent. as compared to the fourth quarter of 2012. As a result, real GDP growth amounted to 0.0 per cent. in 2013 as compared to 2012. According to preliminary data, in the first quarter of 2014 real GDP declined by 1.1 per cent. as compared to the corresponding period in 2013. In 2014, the Ukrainian government expects real GDP to decline by 3.0 per cent. Furthermore, following the escalation of the political crisis, the NBU reduced its intervention in the foreign-currency market, leading to, according to Moody’s, year-to-date depreciation of the UAH of approximately 27 per cent. relative to the U.S.$ dollar. According to Moody’s, foreign currency reserves have declined further to U.S.$13.6 billion as of February 2014, which implies import coverage (based on 2013 imports) of 1.6 months compared to 2.4 months in September 2013 and 3.2 months in September 2012. Moody’s estimates that Ukraine has approximately U.S.$8 billion in foreign-currency denominated public debt service for the remainder of 2014, and over U.S.$9 billion in 2015. Furthermore, Ukraine’s short-term external liquidity pressures have been aggravated by the suspension of Russia’s support package which had included an additional U.S.$12 billion to be disbursed during 2014 and 2015 and a discount on gas imports.

The deterioration of the Ukrainian economy amid the global economic slowdown has inevitably impacted VAB Bank’s business.

In addition, an increased level of sovereign risk perception generally and in Ukraine in particular has significantly reduced lenders’ appetite for further Ukrainian exposure.

The Ukrainian Banking Sector

A two tier banking structure exists in Ukraine, comprising a supervisory body (the NBU) and the commercial banks. Pursuant to the NBU’s resolution dated 20 December 2013, in 2014 banks operating in Ukraine are divided by the NBU into four groups according to the value of their assets as at the year-end 2013. The first group includes 15 major banks with total assets of more than UAH 21,000 million; the second group includes 20 banks with total assets ranging from UAH 6,000 million to UAH 21,000 million; the third group includes 23 banks with total assets ranging from UAH 3,000 million to UAH 6,000 million; and the fourth group includes 122 banks with total assets of less than UAH 3,000 million. As at 1 May 2014, 51 banks with foreign shareholders holding more than 10 per cent. were operating in Ukraine and 19 of these banks were fully foreign owned. The share of foreign capital in the total registered statutory capital of Ukrainian banks amounted to 33.5 per cent. as at 1 May 2014.

As at 1 April 2014 the total assets of Ukrainian banks amounted to UAH 1,463.5 billion (U.S.$183.2 billion); the total amount of the loans granted by banks was UAH 1,008.6 billion (U.S.$126.2 billion); the capital of banks amounted to UAH 182.5 billion (U.S.$22.8 billion); the assets of legal entities amounted to UAH 236.4 billion (U.S.$29.6 billion); the assets of individuals amounted to UAH 435.4 billion (U.S.$54.5 billion). The above figures are based on an exchange rate of U.S.$1.00 to UAH 7.99. As at 1 April 2014, the aggregate liabilities of Ukrainian banks amounted to UAH 1,133.4 billion, as compared to UAH 957.9 billion as of 1 January 2013. In 2013 the increase of 13.9 per cent. followed the increase in the deposits of individuals by 19.2 per cent. and the increase in the deposits of legal entities by 16.0 per cent. At the same time, the amount of the interbank loans and deposits decreased by 9.7 per cent. As at 1 January 2014, the ratio of foreign currency liabilities to total liabilities was 45.9 per cent. compared to 52.1 per cent. as at 1 January 2013.

The NBU reported that the total national currency deposits declined by 0.7 per cent. (by 10.8 per cent. year-to-date) to UAH 376.7 billion in the course of May 2014. Household deposits denominated in UAH declined by 2.9 per cent. (by 15.4 per cent. year-to-date) to UAH 214.5 billion in the same period, while business deposits rose slightly by 2.3 per cent. (they declined by 3.9 per cent. year-to-date) to UAH 162.2 billion. Furthermore, in May 2014 total foreign exchange currency deposits (in U.S.$ equivalent) decreased by 5.0 per cent. (by 21.4 per cent. year-to-date) to U.S.$ 24.2 billion. Household foreign exchange deposits decreased by 5.9 per cent. (by 22.6 per cent. year-to-date) to U.S.$17.8 billion and deposits from businesses decreased by 2.4 per cent. (by 17.9 per cent. year-to-date) to U.S.$6.4 billion.

Following the beginning of the current crisis in Ukraine, the NBU has taken measures aimed at ensuring stability of the banking system and providing sufficient liquidity support to banks in Ukraine. In March 2014, the NBU carried out refinancing transactions in an amount of UAH 32.3 billion (UAH 63.1 billion from 1 January 2014), with an average weighted interest of 15.66 per cent. per annum (12.62 per cent. from 1 January 2014). In November 2013, JSC “Finance and Credit Bank” commenced restructuring of its Eurobond obligations and the restructuring was completed in January 2014.  From 1 January 2014 to date, the NBU put ten banks into temporary administration, among others two of the largest banks in Ukraine, PJSC “Bank Forum” and JSC “Brokbusinessbank”. On 11 and 12 June 2014, the National Bank of Ukraine adopted the decisions on revocation of the banking licenses held by JSC “BROKBUSINESSBANK” and JSC BANK “MERCURY”, respectively, and on subsequent winding-up of those banks.

VAB Bank - Liquidity situation

As a result of the current political and economic crisis in Ukraine, from March 2014 the Ukrainian banking system, including VAB Bank, has been experiencing liquidity problems resulting from significant retail and corporate deposit outflow. As of 8 April 2014, the outflow of term deposits exceeded UAH 1.1 billion, with total customer deposits decreasing by 11.8 per cent. from UAH 9.7 billion as at 31 December 2013 to UAH 8.5 billion as at 8 April 2014. Further, the outflow of term deposits amounted to UAH1.2 billion in the period from 1 April 2014 to 1 June 2014 which represents a decline of 9.1 per cent.. VAB Bank created an accounting reserve of UAH 600 million to meet an outflow of deposits of customers in Crimea and is in the process of developing a programme aimed at addressing the issues which resulted from closure of branches in Crimea. The programme contemplates that Crimean customers would be able to withdraw their deposits at VAB Bank’s branches outside Crimea on dates and in accordance with payment schedules to be published by VAB Bank. The elaboration of this programme was finalised by 1 May 2014 and VAB Bank will use funds placed on correspondent accounts with other banks and a supporting liquidity loan from NBU to meet the projected total deposit outflow.

On 23 April 2014 VAB Bank announced the beginning of the programme entitled “Marathon of Loyalty for Crimea”.  The programme targets Crimean customers of the bank who do not have access to be served by the bank on the territory of the peninsula.  In order to participate in the programme, VAB Bank’s customers have to register through the call-centre and agree a time for a visit in one of the specialized outlets in Kyiv. The customers are given the following two options: they can withdraw their funds or extend validity of deposits. The programme will continue to operate until the Asset and Liability Management Committee of VAB Bank decides to terminate it.

VAB Bank recorded a net loss for the year ended 31 December 2013 of U.S.$25.5 million. The loss was primarily driven by significant provision for impairment of VAB Bank’s assets in an amount of U.S.$36.8 million and increased costs of funding.

VAB Bank’s cash balance increased by 165 per cent. to U.S.$320 million as at 31 December 2013 from U.S.$121 million as at 31 December 2012. However, in the first 5 months of 2014, VAB Bank’s liquidity situation deteriorated as a result of the financial crisis and the economic uncertainty surrounding the situation in Ukraine, with the outcome that cash and cash equivalents decreased to U.S.$113 million as at 1 June 2014.

VAB Bank’s short-term liquidity remains under significant pressure due to deposit outflow and the ongoing depreciation of UAH.

VAB Bank - Deposit base and loan portfolio

As described above, VAB Bank’s deposit portfolio has been substantially affected by the mass deposit withdrawals that hit the banking system as a result of political and economic developments in Ukraine. See “—VAB Bank — Liquidity Situation”.

VAB Bank’s current deposit base is predominately short-term in nature and is characterised by a high degree of volatility. The volatility can be attributed to a range of factors influencing the behaviour of corporate and retail customers, mainly the dramatic local currency devaluation and a lack of confidence in the shattered banking system. See “—VAB Bank — Liquidity situation”.

The denomination of significant amounts of customer loans in foreign currencies (approximately 29 per cent. of the loan portfolio), mainly in U.S.$ dollars, and the pronounced devaluation of the UAH have materially impacted the ability of borrowers to repay their loans and have caused the spur of customer defaults and loan delinquencies, both corporate and retail.

VAB Bank’s loan portfolio was U.S.$1,552 million as at 31 December 2013, an increase of 34.4 per cent. compared to U.S.$1,155  million as at 31 December 2012. The portfolio further increased by 2.4 per cent. to U.S.$1,590 million as at 31 March 2014 and decreased by 3.83 per cent. to U.S.$1,550 million as at 1June 2014 due to depreciation of hrivniya. The corporate loan portfolio increased by 50.5 per cent. from U.S.$948 million as 31 December 2012 to U.S.$1,426 million as at 31 December 2013. The corporate loan portfolio further increased by 3.9 per cent. to U.S.$1,482 million as at 31 March 2014 and decreased by 3.04 per cent. to U.S.$1,437 million as at 1 June 2014 due to depreciation of hrivniya. The retail loan portfolio decreased by 39.4 per cent. from U.S.$207.1 million as at 31 December 2012 to U.S.$125.7 million as at 31 December 2013. The retail loan portfolio further decreased by 14.1 per cent. to U.S.$107.9 million as at 31 March 2014 and by 14.74 per cent. to U.S.$92 million as at 1 June 2014. The decrease of the loan portfolio denominated in U.S.$ equivalent is conditioned by depreciation of national currency, since major part of the portfolio is nominated in national currency. The official exchange rate published by the NBU has decreased from U.S.$100 to UAH 1,095.4 as of 31 March 2014 to U.S.$100 to UAH 1,177.5 as of 30 May 2014, a depreciation of almost 8 per cent. in two months.

As at 1 January 2014, the share of loans to companies in the agricultural sector amounted to U.S.$482.3 million, which equals 31.1 per cent. of the total loan portfolio of VAB Bank.

The level of VAB Bank’s NPLs significantly decreased as a result of a strong credit policy and a careful selection process with respect to customers. In 2013 and 2012 there were no NPLs among facilities provided by VAB Bank.  VAB Bank treats a loan as an NPL if: for corporate customers it is overdue for more than 90 days and for retail customers for more than 30 days.

As of 1 June 2014, the level of NPLs was 15.32 per cent of the total loan portfolio. However, most loan repayments are only due in the fourth quarter of 2014 and the first quarter of 2015 due to the fact that a bulk of the loans are concentrated in the corporate sector and the bank’s main activity concentrates on loans to the agricultural sector and to companies involved in sales of agribusiness products. Therefore the level of NPLs may increase materially in that period as some borrowers may prove unable to meet their repayments. The concentration of repayment in these periods may result in liquidity gaps in mid-2014, although VAB Bank secured a refinancing facility from the NBU (secured by rights to cash flows under various loan agreements between VAB Bank and its corporate and retail customers) and this facility is expected to support VAB Bank’s liquidity in the short-term.

Currency Devaluation

Like other Ukrainian banks, VAB Bank has been affected by a significant devaluation of the Ukrainian hryvnia. The official exchange rate published by the NBU has decreased from U.S.$100 to UAH 799.3 as of 30 December 2013 to U.S.$100 to UAH 1,177.5 as of 1 June 2014, a depreciation of more than 47 per cent.

As a result of the devaluation, the liabilities of VAB Bank that were booked on VAB Bank’s balance sheet as of 1 May 2014 and denominated in U.S. dollars have substantially increased in terms of UAH. VAB Bank estimates that the increase in such liabilities between 31 December 2013 and 31 May 2014 amounted to approximately UAH 1,836.64 million.

Furthermore, the devaluation has also had a substantial negative impact on some of VAB Bank’s customers. In the recent three months the default rates of corporate borrowers have substantially increased, a trend which was to a large extent started by the political developments in Ukraine, but substantially contributed to by the negative effects of the devaluation. VAB Bank expects that the default rates may continue to rise as relevant loans approach their interest payment dates or maturity date.

VAB Bank’s Short-Term Strategy

According to some commentators and experts, resolution of Ukraine’s crisis is likely to extend for a protracted period of time since the situation has deteriorated further and resulted in increased violence in south-eastern parts of Ukraine. As a result, further adverse economic consequences could occur. The escalation of conflict in the Donetsk and Luhansk regions caused a new wave of retail deposit outflows. The preceding factors mean that VAB Bank’s short-term liquidity remains under significant pressure. In order to combat these constraints, VAB Bank is in the process of implementing the following measures:

•                                Capital injections. VAB Bank believes that its majority shareholder is committed to support VAB Bank. VAB Bank has already benefited from capital injections of UAH 1.0 billion at the end of 2013 and in the course of 2014, which it received from Quickcom Limited, VAB Bank’s majority shareholder, by way of an exercise by Quickcom Limited of pre-emptive right of purchase of newly issued shares which were paid for in cash.

•                                Limitation of lending. VAB Bank plans to decrease lending and take steps to restore its deposit base by introducing new, more attractive programmes for its customers (including loyalty programmes).

•                                Management of NPL portfolio. VAB Bank plans to work on the decrease of its non-performing loans share by improving VAB Bank’s policies with respect to management of NPLs, including by increasing focus on individual assessment of the debtor’s financial condition and exploring potential restructuring options, developing efficient procedures for realisation of collateral, active participation in creditor bodies in the relevant insolvency proceedings and employment of efficient debt recovery procedures.

•                                Suspension of payments on subordinated debt. In accordance with the requirements of Ukrainian law, VAB Bank suspended interest payments on some of its subordinated debt obligations in April 2014 in order to conserve capital. See “—Subordinated Debt Obligations”.

•                                Increasing profitability. VAB Bank plans to increase its profitability by managing its interest costs and interest income. This will be assisted by a decrease in financing costs as a result of the NBU support financing which replaced some deposits with higher interest rates. VAB Bank also plans to implement policies to maximise collections on its loan portfolio as described above.

The strategies above are expected to allow VAB Bank to keep operating during the crisis, but they cannot ensure its longer-term sustainability. Although VAB Bank believes that these efforts will be helpful, they may not be adequate to ensure sufficient short-term liquidity for VAB Bank, which remains under significant stress. As a result, if the Extraordinary Resolution is not duly passed, VAB Bank is unlikely to be able to meet its obligations under the Loan and the Issuer may not be able to make payments under the Notes. VAB Bank is seeking to lengthen its redemption profile by extending the maturity of the Notes and Loan, which will give VAB Bank flexibility to navigate through this difficult period and provide flexibility to manage its lending business and asset quality going forward, while providing the investors of the Notes with full payment of accrued interest due and payable, and no reduction in the principal amount due to existing holders of the Notes.

Subordinated Debt Obligations

As of April 2014, in accordance with the requirements of the Ukrainian law and regulations of the NBU, VAB Bank has suspended all payments of interest on its subordinated debt obligations. Under Ukrainian law and the terms of these facilities such suspension of interest payments does not constitute an event of default and does not give lenders under the subordinated loan facilities the right to accelerate or to take any other legal action to enforce such payment.

VAB Bank is in discussions with the lenders in respect of the Relevant Subordinated Loans with respect to certain amendments of their terms. Each of the loan facilities is held by a different single investor. The outstanding principal amount and the maturity of the Relevant Subordinated Loans are as follows:

•                                loan in an amount of UAH 43,000,000 due 15 June 2014; and

•                                loan in an amount of EUR 3,595,700 due 25 December 2014.

As part of the negotiations, VAB Bank is seeking to obtain amendments to the terms of the loans that would change the maturity dates of the loans to 1 September 2019 and 25 December 2019, respectively. Both loans are repayable in a single instalment on the maturity date and no change to this maturity profile is intended. If the proposed amendments are accepted by the lenders, all other terms and conditions (such as subordinated ranking, notional amount, and interest rates) are intended to remain unchanged (excluding any other ancillary changes required to implement the primary amendments). In addition, even if the amendments are approved, the Relevant Subordinated Loans would continue to be subject to the suspension of interest payments, until such time as VAB Bank determines, with the agreement of the NBU, that such suspension is no longer required for preservation of capital.

There can be no assurance that the lenders will voluntarily consent to such amendments.

In order to preserve liquidity, VAB Bank did not make any payment in respect of the principal amount of the UAH 43,000,000 subordinated loan which was due on 15 June 2014. In the event that the lenders in respect of the Relevant Subordinated Loans do not voluntarily agree to consent to amendments to the terms of the Relevant Subordinated Loans, VAB Bank does not intend to repay any of the interest or principal amounts due in respect of the Relevant Subordinated Loans as long as any such repayment would deteriorate VAB Bank’s capital and liquidity position.

In order to address the consequences which a failure to make payment in respect of the Relevant Subordinated Loans may have under the terms of the Notes and the Loan, the Proposal also includes an amendment of Clause 15.1.3 of the Loan Agreement, such that non-payment of principal amount of these two subordinated loans will not constitute an Event of Default under the Notes and/or the Loan.

VAB Bank believes that, except for the potential implications under the terms of the Loan Agreement which VAB Bank proposes to be addressed by one of the Amendments, the failure by VAB Bank to pay principal in respect of the Relevant Subordinated Loans has not resulted and will not result in default by VAB Bank under the terms of any other securities or loans or under any other material contract to which VAB Bank is a party.

Non-payment of principal in respect of the Relevant Subordinated Loans constitutes a default under the terms of those loans and thus entitles lenders in respect of the Relevant Subordinated Loans to take legal action against VAB Bank to recover such principal amount. Depending upon the success of any legal action, this may result in the lenders under the Relevant Subordinated Loans seizing some of VAB Bank’s assets. A failure by VAB Bank to repay the principal amount of any of the Relevant Subordinated Loans may also result in occurrence of an event of default under the terms of the 2017 Subordinated Loan Agreement. This would result in the lender under the 2017 Subordinated Loan Agreement having a right to declare the loan and interest accrued thereon immediately payable, subject to prior consent of the NBU.

Furthermore, while the NBU would need to account for many factors (including the size of the Relevant Subordinated Loans), in non-payment of the Relevant Subordinated Loans on their stated maturity may increase the risk that the NBU could ultimately take action to introduce a temporary administration in respect of VAB Bank.

Recent Developments

In April 2012 the shareholding structure of VAB Bank changed. Quickcom Limited became the main shareholder of VAB Bank controlling 86.8 per cent. of the share capital of VAB Bank. Quickcom Limited is

100 per cent. owned by the Ukrainian businessmen Mr Oleg Bakhmatyuk. See “—Risks Relating to VAB Bank — Principal Shareholders”.

In March 2012, VAB Bank’s shareholders approved a decision to increase the share capital by UAH 500 million (U.S.$62.6 million). The registration of the share capital increase was completed in December 2012.

In January 2013, VAB Bank’s shareholders approved a decision to further increase the share capital by UAH 700 million (U.S.$87.6 million). The registration of the share capital increase was completed in September 2013.

On 5 November 2013, the shareholders of VAB Bank approved a decision to increase the share capital of VAB Bank by UAH 1 billion (U.S.$125 million at the exchange rate effective on that date) all of which was contributed by VAB Bank’s principal shareholder at the end of the year 2013 and during the first five months of 2014. The registration of the share capital increase is expected to be completed at the beginning of the fourth quarter 2014.

The new shareholders changed the development strategy of VAB Bank. VAB Bank began to actively develop business within the corporate sector and is now providing loans to large agribusiness companies, as well as to small and medium enterprises. The strategy of increasing corporate lending was impeded by the lack of funding. With no access to the international and local capital markets, deposits of individuals became virtually the only source of funding for the banks. Consequently, in order to attract funds, VAB Bank introduced several new deposit products for retail business. See “—VAB Bank — Deposit base and loan portfolio”.  VAB Bank’s retail banking sector is developing new products that are offered to the customers as part of targeted short-term campaigns. During these campaigns the customers are usually offered to place money with VAB Bank or extend the maturity of their existing deposits with VAB Bank at more favourable interest rates. These products also include deposits with flexible maturity terms, deposits which have an option to increase the amount of deposit during the fixed term of the deposit and payroll card programmes.

After the Russian Federation declared Crimea to be a part of its territory, certain banks previously authorised to conduct business in Crimea on the basis of Ukrainian legislation were prevented from conducting business in Crimea by the Russian authorities or voluntarily terminated their operations in Crimea. On 15 April 2014, VAB Bank closed nine branches it had in Crimea and is currently working on a programme allowing the depositors resident in Crimea to withdraw their deposits, which amount to approximately UAH 600 million.  See “—Events and situation in Crimea and south-eastern Ukraine”.

NBU Support

As at 15 April 2014, VAB Bank had short-term loans amounting to UAH 1,850 million from the NBU under its Liquidity Support Programme. These loans are secured by rights to cash flows under various loan agreements between VAB Bank and its corporate and retail customers. The facility from the NBU was disbursed in five tranches maturing in February and March 2015. In connection with these facilities, the NBU has imposed the following restrictions on VAB Bank which will remain in effect until the full repayment of the loans:

•                                VAB Bank may not provide unsecured loans;

•                                the loans provided to corporate and retail customers may not exceed VAB Bank’s total loan portfolio at the date of the Agreement with NBU, except that this restriction does not apply to loans provided to agricultural businesses and to financings which are supported by international institutions (such as the European Bank for Reconstruction and Development) or which are insured by export credit agencies;

•                                VAB Bank may not engage in repo transactions and will not purchase securities in its own name (except for government bonds or securities backed by sovereign guarantees);

•                                VAB Bank may not hold interbank deposits or increase account balance in UAH on correspondent accounts with other banks; and

•                                VAB Bank may not acquire fixed assets and intangible assets that are not involved in banking activity, except for acquisition of assets which VAB Bank acquires as a result of enforcement of a security interest it has in such assets.

Events and situation in Crimea and south-eastern Ukraine

The annexation of Crimea by Russia has not had a significant impact on VAB Bank’s operational activity in Ukraine and its loan portfolio. VAB Bank’s deposits in Crimea amount to UAH 600 million. On 14 April 2014, VAB Bank closed all of its nine branches in Crimea (out of the Ukraine total of 138 immediately prior to the closure) and ended its business activity in this region. As discussed above, VAB Bank is currently working on measures to allow Crimea customers to access their deposits in other branches of VAB Bank.  However, the situation in south-eastern Ukraine, in particular in the Donetsk and Luhansk regions continues to deteriorate and there is substantial uncertainty as to further developments. VAB Bank has 19 branches in Donetsk, and Luhansk regions with approximately UAH 897 million of customer deposits as at 1 June 2014, or approximately 9.65 per cent. of VAB Bank’s total deposits, being attributable to these branches. Therefore, any further escalation of conflict in these regions could have a material adverse effect on the business of VAB Bank and its results of operations and financial condition.

Recent Legislative Developments

Maximum Interest Rate

From 15 November 2009, NBU reintroduced the maximum interest rate limitations that had been in force in Ukraine prior to October 2008.

As a result, residents of Ukraine are only permitted to borrow foreign loans in U.S.$ (as well as in other major foreign convertible currencies) with the following cost of funding limitations:

For fixed interest rate loans with a maturity of:

•                                less than 1 year — maximum 9.8 per cent. per annum;

•                                from 1 to 3 years — maximum 10 per cent. per annum; and

•                                over 3 years — maximum 11 per cent. per annum.

For floating interest rate loans:

•                                U.S.$ 3-month deposit LIBOR rate plus 750 basis points.

For the purposes of calculating the interest rates stated above, the total cost of funding under cross-border loan agreements should be included in the calculation, including any interest, commissions, fees, default interest and other payments which a Ukrainian borrower would be required to make under such loan agreement.

NBU will not register any amendment to a foreign currency loan agreement with a non-resident lender if this would result in the total cost of funding under such agreement exceeding the relevant cost of funding limitation detailed above.

Tax Gross-Up

The Tax Code of Ukraine that generally came into effect in 2011 prohibits contractual provisions under which residents undertake to pay taxes for non-residents on their income received from sources in Ukraine. According to a clarification issued by Ukraine’s tax authorities, payment of additional amounts to a non-resident entity in order to compensate for tax deducted in Ukraine contradicts the above requirement of the Ukrainian tax law. Although the position of the tax authorities expressed in the clarification is not legally binding, if interpreted broadly the restriction would apply to the gross up provisions of the Loan Agreement and obligations of VAB Bank to pay additional amounts thereunder. As a result, the gross up provision could be unenforceable in Ukraine. At the same time, tax gross-up clauses are often included in contracts between Ukrainian and foreign parties.

Protection of Depositors

With effect from 22 September 2012, the law “On System of Guaranteeing Deposits of Individuals” (the “Deposits Securing Law”) replaced the previously effective legislation governing the system of securing deposits held by individuals with Ukrainian banks. Pursuant to the Deposits Securing Law, a bank that is a participant of the Deposit Guarantee Fund (the “Fund”) is obliged to pay to the Fund an initial contribution in the amount of 1 per cent. of their registered authorised capital during 30 days after obtaining a banking licence, a regular quarterly contribution in the amount of 0.5 per cent. of the average weighted amount of daily balances of UAH denominated deposit accounts and a regular quarterly contribution in an amount of 0.8 per cent. of the average weighted amount of daily balances of foreign currency denominated deposit accounts opened with the relevant bank. The Fund is authorised to require payment of a special contribution if the income of the Fund is not sufficient to repay any service loans borrowed by the Fund and/or to meet compensation claims following the collapse of a bank in the banking system. Currently, the Fund guarantees deposits with commercial banks, including interest, up to a maximum of UAH 200,000 per depositor with each such bank. Deposits become eligible for compensation from the funds held by the Fund on the date of the NBU’s resolution on revocation of the banking licence and liquidation of the relevant bank. As of 1 April 2014, the Fund had 179 member banks and the total amount of funds accumulated by the Fund amounted to UAH 7,924 million.

The Deposits Securing Law also introduced substantial changes into the temporary administration and liquidation procedures of the Ukrainian banks. In particular, the NBU is now entitled to classify a bank as a distressed bank in certain cases (e.g., decrease of bank’s regulatory capital or capital adequacy ratios by more than 10 per cent., failure by bank to discharge a creditor’s claim within five business days from the due date, etc.). If the bank that was categorised as distressed fails to bring its activities in compliance with the banking regulations during 180 days, the NBU is required to recognise such bank as insolvent. Once the bank is recognised as insolvent by the NBU, a temporary administration is introduced in respect of such bank. According to the Deposits Securing Law, the authority of managing the temporary administration of an insolvent bank has been granted to the Fund (previously, the NBU had this authority). During the term of the temporary administration, all powers of the bank’s governing bodies are transferred to a temporary administrator appointed by the Fund and a moratorium is introduced on claims of the bank’s creditors. The Deposits Securing Law provides for new measures that may be taken by the Fund in respect of the insolvent bank and its assets under temporary administration. In particular, the Fund may submit a proposal to the NBU on liquidation of the insolvent bank, transfer all or part of the insolvent bank’s assets to another bank, transfer the insolvent bank’s assets to a specially established “transitional” bank and sell such “transitional” bank to an investor or sell the insolvent bank itself.

Restriction on Early Performance of Obligations

On 28 March 2014, the NBU introduced a number of interim measures with respect to restrictions aimed at stabilising the foreign exchange market and preventing foreign currency outflow from the country. In particular, the NBU prohibited early repayment of principal and prepayment of interest and other amounts by Ukrainian borrowers on foreign currency loans from non-resident lenders. Originally, the restriction was to remain in effect until 1 May 2014. However, the NBU has extended the period of effectiveness of the restriction until 1 June 2014 initially and later until 1 September 2014.  Therefore, no assurance can be given that the NBU will not extend the term of the restriction beyond the currently established termination date.

Other Legislative Developments

On 19 May 2011, the Ukrainian Parliament adopted the law “On Amendments to Certain Laws of Ukraine as to Supervision on a Consolidated Basis” (generally effective from 19 December 2011), which significantly expands the powers of the NBU to monitor activities of the Ukrainian banking groups (parent banks and their Ukrainian and foreign subsidiaries and/or affiliated entities having the status of a financial institution or a group of two or more financial institutions with banking as a primary activity).

On 22 September 2011, the Ukrainian Parliament adopted the law “On Amendments to Certain Legislative Acts of Ukraine regarding the Settlement of the Relations between Creditors and Consumers of Financial Services”. The law, inter alia, prohibited consumer loans in a foreign currency in Ukraine and introduced certain other measures aimed at protecting borrowers.

On 6 November 2012, the Ukrainian Parliament adopted the law entitling the NBU to introduce mandatory requirements as to sale of foreign currency received by Ukrainian residents under export transactions and to shorten mandatory settlement periods in export and import transactions. In furtherance of the adopted law, with effect from 19 November 2012, the NBU established a requirement of a mandatory sale of 50 per cent. of foreign currency receivables of Ukrainian residents, and decreased the export and import settlement period from 180 to 90 days.

Conclusion

Should the Proposal not be approved by the Noteholders, VAB Bank believes it would be unable to fully meet its obligations to make payments under the Loan Agreement as a result of significant outflows and a continued rise in the exchange rate of U.S. dollar against the UAH and the other factors described elsewhere in this Memorandum. Even a partial payment will likely deteriorate VAB Bank’s liquidity position which in turn will result in a violation of applicable NBU’s regulations. Deterioration of the liquidity position will further increase the risk of the NBU’s involvement and the imposition of temporary administration, a moratorium on debt repayments or other regulatory measures.

THE SOLICITATION

General

The Issuer, at the request and under the instructions of VAB Bank, is soliciting the approval of the Noteholders, by way of Extraordinary Resolution, of the Amendments.  In consideration for, and subject to, the passing of the Extraordinary Resolution by the Noteholders, VAB Bank is offering each Noteholder who validly votes in favour of the Extraordinary Resolution prior to the Early Voting Deadline (and does not subsequently revoke such vote) (subject to the terms and conditions set out in this Memorandum) a consent payment in an amount of U.S.$ 26.25 per each U.S.$1,000 in principal amount of the Notes (the “Consent Payment”).

The delivery of valid Electronic Voting Instructions by a Noteholder to the relevant Clearing System will constitute a binding agreement between such Noteholder and the Issuer upon receipt by the relevant Clearing System in accordance with the terms and subject to the conditions set out in this Memorandum and in the Electronic Voting Instruction, subject to any rights of revocation as set out herein.

Electronic Voting Instructions should be sent to the relevant Clearing System and should not be sent directly to the Principal Paying Agent, the Paying Agent, the Tabulation Agent, the Trustee, the Solicitation Agent, the Issuer or VAB Bank.

Settlement

Noteholders who vote in favour of the Extraordinary Resolution relating to the Proposal in accordance with the Solicitation and prior to the Early Voting Deadline will, if the Extraordinary Resolution is passed and becomes effective in accordance with its terms, receive the Consent Payment on the Settlement Date.

The Solicitation Agent

VAB Bank has retained UBS Limited to act as solicitation agent in connection with the Solicitation (the “Solicitation Agent”).

Disclaimer of the Issuer, the Trustee, the Principal Paying Agent, the Paying Agent, the Tabulation Agent and the Solicitation Agent

In accordance with normal practice, none of the Issuer, the Trustee, the Principal Paying Agent, the Paying Agent, the Tabulation Agent or the Solicitation Agent expresses any opinion as to the merits of the Amendments or the Proposal.  None of the Issuer, the Trustee, the Principal Paying Agent, the Paying Agent, the Tabulation Agent or the Solicitation Agent has been involved in formulating or takes any responsibility for the formulation of the Amendments or makes any representation that all relevant information and main risks have been disclosed to Noteholders in or pursuant to this Memorandum and/or the Notice of the Meeting.  Accordingly, any Noteholder who is in doubt as to the impact of the implementation of the Amendments should seek their own legal, tax and financial advice.

Amendment and Termination of the Solicitation and the Proposal

At any time prior to the Voting Deadline for an adjourned meeting, VAB Bank, on behalf of the Issuer, may, in its sole discretion, or may request and instruct the Issuer to, terminate, extend, modify or waive any of the terms of the Proposal or the Solicitation, including (a) amending the terms of the Proposal or the Solicitation; (b) modifying the form or amount of the Consent Payment (or the conditions relating to the payment thereof); or (c) terminating, amending or varying the procedures related to the Proposal or the Solicitation (including any changes as to the relevant time limits and/or deadlines relating to the Electronic Voting Instructions), as set out in this Memorandum.

Any such amendment, extension, modification or waiver will be followed as promptly as practicable by a public announcement thereof by or on behalf of the Issuer and VAB Bank. In the event that the Proposal or the Solicitation is terminated, the Meeting will still be held; however, the Meeting will be immediately adjourned indefinitely and no vote in respect of the Extraordinary Resolution will take place.

VOTING AND QUORUM

Noteholders who wish to vote must do so in accordance with the procedures of the relevant Clearing System.  Noteholders should note that they must allow sufficient time for compliance with the standard operating procedures of the Clearing Systems in order to ensure delivery of their voting instructions to the Tabulation Agent in advance of the Voting Deadline.

A beneficial owner of Notes held through a broker, dealer, commercial bank, custodian, trust company or Accountholder must provide appropriate instructions to such person in order to cause Electronic Voting Instructions to be delivered with respect to such Notes.  Beneficial owners of Notes are urged to contact any such person promptly to ensure timely delivery of such Electronic Voting Instructions.

Meeting Provisions

The provisions governing the convening and holding of the Meeting (the “Meeting Provisions”) are set out in Schedule 5 (Provisions for Meetings of Noteholders) to the Trust Deed, copies of which are available for inspection as described herein.  See “Documents Incorporated by Reference” above.

IMPORTANT:  The Notes are currently in the form of a Global Note.  The Global Note is held by Deutsche Bank AG, London Branch in its capacity as common depositary for Euroclear and Clearstream, Luxembourg.  Each person (a “Beneficial Owner”) who is the owner of a particular nominal amount of the Notes through Euroclear, Clearstream, Luxembourg or their respective Accountholders, should note that such person will not be a Noteholder for the purposes of attending and voting at, or the quorum for, the Meeting and will only be entitled to attend and vote at the meeting or appoint a proxy to do so in accordance with the procedures set out below.

A Beneficial Owner not wishing to attend the Meeting (or any adjourned meeting) in person may give a voting instruction through its Accountholder (in the form of an Electronic Voting Instruction in accordance with the standard procedures of Euroclear and/or Clearstream, Luxembourg) via the Tabulation Agent to the Principal Paying Agent and require the Principal Paying Agent to include the votes attributable to its Notes in a block voting instruction issued by the Principal Paying Agent for the Meeting (or any adjourned meeting), in which case the Principal Paying Agent shall appoint an employee of the Tabulation Agent to attend as a proxy and vote at the Meeting (or any adjourned meeting) in accordance with such Beneficial Owner’s instructions.

A Beneficial Owner wishing to attend in person and vote at the Meeting (or any adjourned meeting) may give such direction by way of an Electronic Voting Instruction through its Accountholder via the Tabulation Agent to the Principal Paying Agent. The Principal Paying Agent will be required to issue a voting certificate pursuant to which such Beneficial Owner will, subject to its producing evidence of holding satisfactory to the Principal Paying Agent and the Trustee at the Meeting, be permitted to attend and vote at the Meeting.

A Beneficial Owner wishing to appoint a person other than an employee of the Tabulation Agent to be its proxy to attend and vote at the Meeting (or any adjourned Meeting) may give an Electronic Voting Instruction through its Accountholder via the Tabulation Agent to the Principal Paying Agent to appoint by way of form of proxy such other person as its proxy to vote at the Meeting (or any adjourned meeting) in respect of the Notes held by the Beneficial Owner (or its Accountholder) in Euroclear and/or Clearstream, Luxembourg and represented by the Global Note.

References herein to a “proxy” shall be to any proxy appointed by the Principal Paying Agent under a block voting instruction or any proxy appointed by the Principal Paying Agent under a form of proxy other than where such appointment has been revoked as provided below.

Unless revoked, any appointment of a proxy under a block voting instruction or form of proxy in relation to a Meeting shall remain in force in relation to any resumption of such Meeting following an adjournment; provided, however, that no such appointment of a proxy in relation to a Meeting originally convened which has been adjourned for want of a quorum shall remain in force in relation to such Meeting when it is resumed. Any person appointed to vote at such a Meeting must be re-appointed under a block voting instruction or form of proxy to vote at the Meeting when it is resumed.

Any proxy so appointed shall, so long as such appointment remains in force, be deemed for all purposes in connection with the meeting to be the holder of the Notes to which such appointment relates and the Holder of the Notes shall be deemed for such purposes not to be the holder.

A block voting instruction and a form of proxy cannot be outstanding simultaneously in respect of the same Note.

In either case, Beneficial Owners must have made arrangements to vote with the relevant Clearing System by no later than 48 hours before the time fixed for the Meeting and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the Notes in the relevant Accountholder’s account and to hold the same to the order or under the control of the Principal Paying Agent.  Such arrangements may be revoked by no later than 48 hours before the time fixed for the Meeting.

An Accountholder whose Notes have been blocked will thus be able to procure that an Electronic Voting Instruction is given in accordance with the procedures of the relevant Clearing System to the Tabulation Agent.

Blocking of Accounts

Subject to the paragraph below, at the time an Accountholder delivers an Electronic Voting Instruction to the Principal Paying Agent via the Tabulation Agent in accordance with the procedures of the Clearing Systems, such Accountholder must also request the relevant Clearing System to block the Notes in his/her account and to hold the same to the order or under the control of the Principal Paying Agent.

Subject as provided above, any Note(s) so held and blocked for either of these purposes will be released to the Accountholder by the relevant clearing system (a) as soon as reasonably practicable after the Settlement Date if the relevant Noteholder is entitled to receive the Consent Payment in respect of such Notes, (b) upon the conclusion of the Meeting (or adjourned meeting, if the Meeting is adjourned) if the relevant Noteholder is not entitled to the Consent Payment, or (c) upon such Note(s) ceasing in accordance with the procedure of the relevant Clearing System and with the agreement of the Principal Paying Agent to be held to its order or under its control in the relevant Clearing System; provided, however, in the case of (c) above, that, if the Principal Paying Agent has caused a proxy to be appointed in respect of such Note(s), such Note(s) will not be released to the relevant Accountholder unless and until the Principal Paying Agent has notified the Issuer of the necessary revocation of or amendment to such proxy.

NOTES OF A NOTEHOLDER ELIGIBLE TO RECEIVE THE CONSENT PAYMENT WILL CONTINUE TO BE BLOCKED UNTIL THE SETTLEMENT DATE.

Form and Content of Electronic Voting Instructions

Electronic Voting Instructions must comply with and be transmitted in accordance with the usual procedure of the relevant Clearing System, so as to be received by a Clearing System sufficiently in advance of the Voting Deadline.

Electronic Voting Instructions should clearly specify whether the Beneficial Owner wishes to vote in favour of or against the Extraordinary Resolution.

If Electronic Voting Instructions are not received from or on behalf of a Beneficial Owner by a Clearing System (and such Beneficial Owner does not otherwise make arrangements to vote at the Meeting (or adjourned meeting, as applicable) or to attend in person by appointing a proxy also in advance of the Voting Deadline), such Beneficial Owner will be deemed to have declined to vote in respect of the Extraordinary Resolution and shall not be entitled to receive the Consent Payment.

Acceptance of Electronic Voting Instructions

Upon the terms and subject to the conditions contained in the Meetings’ provisions as set out in Schedule 5 (Provisions for Meetings of Noteholders) of the Trust Deed and applicable law, the Issuer will accept all Electronic Voting Instructions validly given and all votes cast at the Meeting representing such Electronic Voting Instructions.

The Issuer’s and VAB Bank’s Interpretation is Final

The Issuer’s and VAB Bank’s interpretation of the terms and conditions of the Proposal and the Solicitation shall be final and binding.  No alternative, conditional or contingent giving of Electronic Voting Instructions will be accepted.  Unless waived by the Issuer and VAB Bank, any defects or irregularities in connection with the giving of Electronic Voting Instructions must be cured within such time as is permitted in accordance with the procedures of the relevant Clearing System.  None of the Issuer, VAB Bank, the Trustee, the Principal Paying Agent, the Paying Agent, the Tabulation Agent, the Solicitation Agent or any other person will be under any duty to give notification of any defects or irregularities in such Electronic Voting Instructions nor will such entities incur any liability for failure to give such notification.  Such Electronic Voting Instructions will not be deemed to have been delivered until such defects or irregularities have been cured or waived.

All questions as to the validity, form and eligibility (including timing of receipt) in relation to Electronic Voting Instructions will be determined by the Issuer and VAB Bank in their sole discretion, which determination shall be conclusive and binding.  The Issuer and VAB Bank reserve the right to reject any or all Electronic Voting Instructions that are not in proper form or the acceptance of which could, in the opinion of the Issuer and VAB Bank or their counsel, be unlawful.  The Issuer and VAB Bank also reserve the right to waive any and all defects or irregularities in connection with deliveries of particular Electronic Voting Instructions, including, without limitation, with respect to the timing of delivery of such Electronic Voting Instructions, whether or not similar defects or irregularities are waived in respect of other Electronic Voting Instructions.

Required Quorum

The quorum required at the Meeting shall be two or more persons validly (in accordance with the provisions of the Trust Deed) present (each a “voter”) in person representing or holding not less than two-thirds of the aggregate principal amount of the outstanding Notes, provided, however, that, so long as at least two-thirds of the aggregate principal amount of the outstanding Notes is represented by a Global Note (as defined in the Trust Deed), a single voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two voters for the purposes of forming a quorum (the “Single Voter Proviso”).

If within 15 minutes after the time fixed for the Meeting a quorum is not present, the Meeting may be adjourned for such period, being not less than 14 days nor more than 42 days, and to such time and place as may be appointed by the chairman (with the approval of the Trustee) either at or subsequent to the Meeting.  Notice of any adjourned meeting shall be given in the same manner as, and shall contain the same information required for, notice of the Meeting, save that 10 days’ notice (exclusive of the day on which notice is given and of the day on which the adjourned meeting is to be resumed) shall be sufficient and shall contain the quorum requirements which will apply when the adjourned meeting resumes.

At any adjourned meeting, the quorum shall be two or more voters representing or holding not less than one-third of the aggregate principal amount of the outstanding Notes, provided however that, so long as at least one-third of the aggregate principal amount of the outstanding Notes is represented by a Global Note, a single voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two voters for the purposes of forming a quorum.

If the Meeting is adjourned for lack of quorum, it is the intention of VAB Bank to arrange for a notice convening the adjourned meeting to be sent to Beneficial Owners as soon as reasonably practicable following such adjournment.

THE IMPLEMENTATION OF THE AMENDMENTS IN FULL WILL REQUIRE REGISTRATION OF THE AMENDMENTS TO THE LOAN AGREEMENT WITH THE NBU.  TO THE EXTENT THAT THE AMENDMENTS TO THE LOAN AGREEMENT ARE NOT REGISTERED WITH THE NBU, NO AMENDMENTS SET OUT IN THE EXTRAORDINARY RESOLUTION SHALL TAKE EFFECT REGARDLESS OF THE OUTCOME OF THE MEETING.

Required Majority

To be passed in relation to the Notes, the Extraordinary Resolution must be passed at a Meeting or adjourned meeting, as applicable, duly convened and held in accordance with the provisions of Schedule 5 (Provisions for Meetings of Noteholders) to the Trust Deed by a majority of not less than three-quarters of the votes cast.

Voting at the Meeting

Except where the Single Voter Proviso applies, every question submitted to the Meeting or adjourned meeting, as applicable, shall be decided in the first instance by a show of hands.

Unless a poll is validly demanded before or at the time that the result is declared, the chairman’s declaration that on a show of hands the Extraordinary Resolution has been passed, passed by a particular majority, rejected or rejected by a particular majority shall be conclusive, without proof of the number of votes cast for, or against, the Extraordinary Resolution.

A demand for a poll shall be valid if it is made by the chairman, the Issuer, the Trustee or one or more voters representing or holding not less than one fiftieth of the aggregate principal amount of the outstanding Notes.  The poll may be taken immediately or after such adjournment as the chairman directs, but any poll demanded on the election of the chairman or on any question of adjournment shall be taken at the Meeting without adjournment.  A valid demand for a poll shall not prevent the continuation of the relevant Meeting for any other business as the chairman directs.

On a show of hands every voter shall have one vote.  On a poll every voter shall have one vote in respect of each U.S.$1,000 in aggregate face amount of the outstanding Note(s) represented by him or her.  Without prejudice to the obligations of the proxies, a person entitled to more than one vote shall not be obliged to exercise all the votes to which he/she is entitled or to cast all the votes which he/she exercises in the same way.  In the case of a voting tie, the chairman shall have a casting vote.

Consequences of the Extraordinary Resolution being Approved

If the Extraordinary Resolution is duly passed at the Meeting (or adjourned meeting, as applicable) duly convened and held in accordance with the Trust Deed, the Extraordinary Resolution shall be binding on all the Noteholders, whether or not present at the Meeting (or adjourned meeting, as applicable), and each of them shall be bound to give effect to it accordingly.

Additional Information

Noteholders are reminded that in each case where amounts are stated to be payable in respect of the Notes, the obligation of the Issuer to make any such payment shall constitute an obligation only to account to the Noteholders, on each date upon which such amounts of principal, interest and additional amounts (if any) are due in respect of the Notes, for all amounts, if any, actually received by or for the account of the Issuer, as applicable, pursuant to the Loan Agreement less amounts in respect of the Reserved Rights as defined in the Loan Agreement. The Issuer will have no other financial obligation under the Notes.

GENERAL/CONTACT DETAILS

This Memorandum, and any non-contractual obligations arising out of or in connection with it, are governed by, and shall be construed in accordance with, English law.

Any questions regarding the terms of the Proposal or the Solicitation may be directed to the Solicitation Agent at the address and telephone number specified below:

The Solicitation Agent is:

UBS LIMITED
1 Finsbury Avenue
London EC2M 2PP
United Kingdom

Attention:  Liability Management Group
By telephone:  +44 (0) 20 7567 0525
By email:  mark-t.watkins@ubs.com

The Tabulation Agent is:

LUCID ISSUER SERVICES LIMITED
Leroy House
436 Essex Road
London N1 3QP
United Kingdom

By telephone:  +44 (0) 20 7704 0880
By email: VAB@lucid-is.com
By facsimile:  +44 (0) 7067 9098
Attention:  Victor Parzyjagla

The Principal Paying Agent is:

DEUTSCHE BANK AG, LONDON BRANCH
Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom

The Paying Agent is:

CREDIT SUISSE AG
Paradeplatz 8

8001 Zurich

Switzerland

APPENDIX A

FORM OF NOTICE OF THE MEETING

THIS NOTICE IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.  IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE, YOU SHOULD CONSULT YOUR OWN INDEPENDENT PROFESSIONAL ADVISERS IMMEDIATELY.

THE CONSENT SOLICITATION IS MADE FOR THE SECURITIES OF A NON-U.S. COMPANY.  THE CONSENT SOLICITATION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A NON-U.S. COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS, SINCE VAB BANK AND ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF A NON-U.S. COUNTRY.  YOU MAY NOT BE ABLE TO SUE A NON-U.S. COMPANY OR ITS OFFICERS OR DIRECTORS IN A NON-U.S. COURT FOR VIOLATIONS OF THE UNITED STATES SECURITIES LAWS.  IT MAY BE DIFFICULT TO COMPEL A NON-U.S. COMPANY AND ITS AFFILIATES, OR A FOREIGN SOVEREIGN STATE, TO SUBJECT THEMSELVES TO A UNITED STATES COURT’S JUDGMENT.

THE CONSENT SOLICITATION MAY NOT BE MADE IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS SUCH TERM IS DEFINED IN REGULATION S UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)) EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.  THERE WILL BE NO PUBLIC OFFER OF SECURITIES IN THE UNITED STATES.

NOTICE OF MEETING

VAB FINANCE NO 1 PLC
(the “Issuer” or the “Lender”)

acting in conjunction with
PUBLIC JOINT STOCK COMPANY “VSEUKRAINSKYI AKSIONERNYI BANK”
(“VAB Bank” or the “Borrower”)
(incorporated in Ukraine)

in respect of the
U.S.$125,000,000 10.50 per cent. Loan Participation Notes due 2014 (of which U.S.$88,252,000 are outstanding) (the “Notes”) issued by, but with limited recourse to, the Issuer for the sole purpose of funding a loan to the Borrower.

ISIN: XS0303241615	Common Code: 030324161	Swiss Security Number: 3132009

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of Schedule 5 (Provisions for Meetings of Noteholders) to the Trust Deed (as defined below) constituting the Notes and made between the Issuer and Deutsche Trustee Company Limited as trustee for the Noteholders (the “Trustee”), a meeting of the Noteholders will be held on 1 July 2014 at the offices of White & Case LLP, 5 Old Broad Street, London EC2N 1DW, United Kingdom, at 4:00 p.m. (London time) for the purpose of considering and, if thought fit, passing the following resolution which will be proposed as an Extraordinary Resolution in accordance with the provisions of the Trust Deed.  Unless the context otherwise requires, capitalised terms used in this notice shall bear the meanings given to them in the Memorandum (as defined below).

EXTRAORDINARY RESOLUTION

“THAT THIS MEETING (the “Meeting”) of the holders (the “Noteholders”) of the U.S.$125,000,000 10.50 per cent. Loan Participation Notes due 2014 (of which U.S.$88,252,000 are outstanding) (the “Notes”) issued by, but with limited recourse to, Vab Finance No 1 plc (the “Issuer”) for the sole purpose of funding a loan to  Public Joint Stock Company “Vseukrainskyi Aksionernyi Bank” (“VAB Bank” or the “Borrower”) pursuant to a loan agreement between the Issuer and VAB Bank dated 30 May 2007, as amended and supplemented by the supplemental loan agreement dated 22 March 2010 (the “Loan Agreement”), and constituted by a trust deed dated 6 June 2007, as amended and supplemented by the supplemental trust deed dated 29 March 2010 (the “Trust Deed”) between the Issuer and Deutsche Trustee Company Limited (the “Trustee”), by Extraordinary Resolution (as defined in the Trust Deed) HEREBY:

(1)                                 assents to and approves, and authorises, directs, requests and empowers the Trustee to agree to certain amendments to Conditions, the Agency Agreement, the Trust Deed and the Loan Agreement and grant of certain waivers thereunder as follows:

(a)                       the extension of the final maturity date of the Notes from 14 June 2014 to 14 June 2019;

(b)                       the extension of the repayment date of the Loan from 14 June 2014 to 14 June 2019;

(c)                        the amendment of the terms of the Notes to provide for the redemption of the Notes in fifteen equal instalments in an amount of U.S.$50 for each U.S.$1,000 of the original principal amount of the Notes due on each interest payment date starting on 14 June 2015 and ending on 14 December 2018 (both dates including), an instalment in an amount of U.S.$100 for each U.S.$1,000 of the original principal amount of the Notes due on 14 March 2019, and the final redemption of the Notes by payment in an amount of U.S.$150 for each U.S.$1,000 of the original principal amount of the Notes due on 14 June 2019, provided that the Issuer shall have an option, which it may exercise on or prior to 31 July 2014 on the basis of instructions from the Borrower, to amend the terms of the Notes to change the date on which the final redemption (or any part thereof) in an amount of U.S.$150 for each U.S.$1,000 of the original principal amount of the Notes is due from 14 June 2019 to any earlier date that is an interest payment date, any such exercise of the option to be subject to  delivery by the Issuer (acting on the basis of instructions from the Borrower) of an officer’s certificate confirming the compliance with the criteria set out above on which the Trustee shall be instructed and authorised to rely without independent verification and without any liability on its part;

(d)                       the amendment of the Loan Agreement to provide for repayment of the Loan in fifteen equal instalments in an amount of U.S.$50 for each U.S.$1,000 of the original principal amount of the Loan due on each interest payment date starting on 14 June 2015 and ending on 14 December 2018 (both dates including), an instalment in an amount of U.S.$100 for each U.S.$1,000 of the original principal amount of the Loan due on 14 March 2019, and the final repayment of the Loan by payment in an amount of U.S.$150 for each U.S.$1,000 of the original principal amount of the Loan due on 14 June 2019, provided that in accordance with the terms of the Loan Agreement and the Supplemental Loan Agreement applicable to the payment of principal, VAB Bank may be required to make the payments at a specified time prior to the relevant due date, provided that the Borrower shall have an option, which it may exercise on or prior to 31 July 2014, to amend the terms of the Loan Agreement to change the date on which the final repayment (or any part thereof) in an amount of U.S.$150 for each U.S.$1,000 of the original principal amount of the Loan is due from 14 June 2019 to any earlier date that is an interest payment date, any such exercise of the option to be subject to delivery by the Borrower of an officer’s certificate confirming the compliance with the criteria set out above on which the Trustee and the Issuer shall be instructed and authorised to rely without independent verification and without any liability on their part;

(e)                        the amendment of the terms of the Notes to (i) decrease the rate of interest on the Notes from 10.5 per cent. per annum to 0 per cent. per annum for the period from 14 March 2014 (including) to 14 June 2014 (excluding); (ii) decrease the rate of interest on the Notes from 10.5 per cent. per annum to 9.0 per cent. per annum for the period from 14 June 2014

(including) to 14 June 2015 (excluding); and (iii) increase the rate of interest on the Notes from 10.5 per cent. per annum to 10.9 per cent. per annum for the period from 14 June 2015 (including) to 14 June 2019 (excluding);

(f)                         the amendment of the terms of the Loan to (i) decrease the rate of interest on the Loan from 10.5 per cent. per annum to 0 per cent. per annum for the period from 14 March 2014 (including) to 14 June 2014 (excluding); (ii) decrease the rate of interest on the Loan from 10.5 per cent. per annum to 9.0 per cent. per annum for the period from 14 June 2014 (including) to 14 June 2015 (excluding) ; and (iii) increase the rate of interest on the Loan from 10.5 per cent. per annum to 10.9 per cent. per annum for the period from 14 June 2015 (including) to 14 June 2019 (excluding);

(g)                        the amendment of Clause 15.1.3 of the Loan Agreement to provide that neither a failure by VAB Bank to pay principal in respect of the Relevant Subordinated Loans on their stated maturity date nor any default under the 2017 Subordinated Loan Agreement which occurs as a result of such payment failure by VAB Bank nor any default under the 2017 Subordinated Loan Agreement which occurs as a result of a failure by VAB Bank to make any payment in respect of the interest payable with respect to the Loan or the principal of the Loan under the Loan Agreement due on the Original Maturity Date shall constitute an Event of Default under Clause 15.1.3 of the Loan Agreement;

(h)                       the Noteholders consent to the waiver of any right to receive interest they may have under the terms of the Notes in respect of the period from 14 March 2014 (including) to 14 June 2014 (excluding) and instruct and authorise the Issuer to irrevocably waive any right it may have under the Loan Agreement to receive interest on the Loan in respect of the period from 14 March 2014 (including) to 14 June 2014 (excluding);

(2)                            the Noteholders consent to a waiver of, and instruct the Trustee and the Issuer to waive, any Potential Event of Default or Event of Default which may have arisen or may arise under the Notes or the Loan Agreement as a result of the failure by VAB Bank to make any payment in respect of the interest payable with respect to the Loan or the principal of the Loan under the Loan Agreement and/or failure by the Issuer to make any payment in respect of the interest payable with respect to the Notes or the principal of the Notes on the Original Maturity Date (or such other date on which the Issuer or VAB Bank may be obliged to make the relevant payment), and the Noteholders further consent to a waiver of, and instruct the Trustee and the Issuer to waive, any rights which may arise as a result of occurrence of any such Potential Event of Default or Event of Default, provided, however, that if the Effective Date has not occurred on or before 31 July 2014, such waiver shall cease to apply and Noteholders, the Trustee and the Issuer will be at liberty to exercise such rights and take such proceedings as they are entitled to take in connection with a failure by VAB Bank to pay amounts due under the Loan or a failure by the Issuer to pay amounts due under the Notes, subject to, and in accordance with the Conditions, the Trust Deed, the Loan Agreement and/or any other relevant documents;

(3)                                authorises, directs, requests and empowers the Trustee and the Issuer on the Settlement Date to remove the existing Permanent Global Note (as defined in the Trust Deed) from the Common Depositary and replace it with a new Permanent Global Note reflecting the applicable changes listed in paragraph (1) of this Extraordinary Resolution;

(4)                                 authorises, directs, requests and empowers the Trustee and the Issuer to agree all other such amendments to the Loan Agreement, the Agency Agreement, the Conditions of the Notes and the Trust Deed as are necessary and/or expedient to give effect to the amendments and modifications set out in paragraph (1) and (2) of this Extraordinary Resolution;

(5)                                 authorises and requests the Trustee and the Issuer to concur in and execute all such deeds, instruments, acts and things that may be necessary, appropriate or desirable in the opinion of the Trustee and/or the Issuer to carry out and give effect to this Extraordinary Resolution and the implementation of the amendments and modifications referred to in paragraph (1) above;

(6)                                 discharges and exonerates the Issuer, the Trustee, the Principal Paying Agent, the Paying Agent, the Tabulation Agent and the Solicitation Agent (as defined below) from all liability for which it or they may have become or may become liable under the Trust Deed, the Loan Agreement, the Agency Agreement or the Notes in respect of any act or omission (not arising from their own gross negligence, wilful misconduct or bad faith) including, without limitation in connection with this Extraordinary Resolution or its implementation, the amendments and modifications referred to in paragraph (1) above or the implementation of those amendments and modifications; and

(7)                                 sanctions and assents to every abrogation, amendment, modification, compromise or arrangement in respect of the rights of the Noteholders against the Issuer or against any of its/their property, whether such rights shall arise under the Trust Deed or shall otherwise be involved in or result from the amendments and modifications referred to in paragraph (1) above.

Subject to the Extraordinary Resolution having been duly passed and the conditions set out in this Notice of Meeting being met, the amendments set out in this Extraordinary Resolution shall become effective on the Effective Date (as defined below).

THE IMPLEMENTATION OF THE AMENDMENTS IN FULL WILL REQUIRE REGISTRATION OF THE AMENDMENTS TO THE LOAN AGREEMENT WITH THE NBU. TO THE EXTENT THAT THE AMENDMENTS TO THE LOAN AGREEMENT ARE NOT REGISTERED WITH THE NBU, NO AMENDMENTS SET OUT IN THE EXTRAORDINARY RESOLUTION SHALL TAKE EFFECT REGARDLESS OF THE OUTCOME OF THE MEETING

Unless the context otherwise requires, capitalised terms used in this Extraordinary Resolution shall bear the meanings given to them in the Trust Deed (incorporating the Conditions), Loan Agreement, the Agency Agreement and the Consent Solicitation Memorandum relating to the Notes dated 16 June 2014 (the “Memorandum”).

Background

The Issuer, at the request and under the instructions of VAB Bank, is soliciting consents to amend the Trust Deed, the Loan Agreement, the Agency Agreement, the Conditions and any documents ancillary thereto as described in the Extraordinary Resolution above. Descriptions of the background to the Consent Solicitation and of certain risk factors relating to the Consent Solicitation are set out in the Memorandum, a copy of which is available as indicated below.

Documents Available for Inspection

Noteholders may inspect copies of the documents set out below at the specified offices of the Principal Paying Agent, the Paying Agent, the Tabulation Agent and the Solicitation Agent set out below:

Documents available for inspection at any time during normal business hours on any weekday (Saturdays, Sundays and bank and other public holidays excepted) from the date of this Notice and at the Meeting (or adjourned meeting, as applicable):

•                                          the Trust Deed;

•                                          the Loan Agreement;

•                                          the Agency Agreement;

•                                          the Memorandum; and

•                                          this Notice of Meeting.

In addition, the following documents will be available for inspection and collection at the Meeting:

•                                          the draft Supplemental Trust Deed (including the Amended Conditions);

•                                          the draft Supplemental Agency Agreement; and

•                                          the draft Supplemental Loan Agreement.

General

The attention of Noteholders is particularly drawn to the quorum required for the Meeting which is set out in “—Voting and Quorum” below.  Having regard to such requirements, Noteholders are strongly urged either to attend the Meeting or to take steps to be represented at the Meeting, as referred to below, as soon as possible.

Noteholders who wish to vote must do so in accordance with the procedures of Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, société anonyme (Clearstream, Luxembourg and, together with Euroclear, the “Clearing Systems”).  Noteholders should note that they must allow sufficient time for compliance with the standard operating procedures of the Clearing Systems in order to ensure delivery of their voting instructions to the Tabulation Agent in advance of the Voting Deadline.

Direct participants in any Clearing System by submission of Electronic Voting Instructions (as defined in the Memorandum) authorise such Clearing System to disclose their identity to the Issuer, VAB Bank, UBS Limited (the “Solicitation Agent”), the Principal Paying Agent, the Paying Agent, the Tabulation Agent and the Trustee.

A Beneficial Owner (as defined in the Memorandum) of Notes held through a broker, dealer, commercial bank, custodian, trust company or Accountholder must provide appropriate instructions to such person in order to cause Electronic Voting Instructions to be delivered with respect to such Notes.  Beneficial Owners are urged to contact any such person promptly to ensure timely delivery of such Electronic Voting Instructions.

None of the Issuer, the Trustee, the Solicitation Agent, the Principal Paying Agent, the Paying Agent or the Tabulation Agent expresses any view as to the merits of the amendments and modifications referred to in the Extraordinary Resolution or the Extraordinary Resolution itself, but the Trustee does not object to the amendments and modifications referred to in the Extraordinary Resolution and the Extraordinary Resolution itself being put to Noteholders for their consideration.  None of the  Issuer, the Trustee, the Principal Paying Agent, the Paying Agent, the Solicitation Agent, or the Tabulation Agent has been involved in negotiating or takes any responsibility in the formulation of the amendments and modifications referred to in the Extraordinary Resolution or the Extraordinary Resolution itself and none of them makes any representation that all relevant information has been disclosed to the Noteholders in or pursuant to the Memorandum and the Notice of Meeting.  Noteholders who are unsure of the impact of the amendments and modifications referred to in the Extraordinary Resolution and the Extraordinary Resolution itself should seek their own financial, legal, accounting and tax advice.

VAB Bank will bear legal, accounting and other professional fees and expenses of the Issuer, the Tabulation Agent and the Solicitation Agent as such are associated with the amendments and modifications referred to in the Extraordinary Resolution, as more particularly agreed with the Issuer, the Tabulation Agent, the Trustee and the Solicitation Agent.

Consent Payment

The Consent Payment is being offered to each Noteholder who votes in favour of the Extraordinary Resolution by delivering (and not subsequently revoking) Electronic Voting Instructions in favour of the Extraordinary Resolution at the Meeting at which the Extraordinary Resolution is passed, in consideration for, and subject to, the passing of the Extraordinary Resolution, as further described herein.

No Consent Payment will be paid if the Amendments to the Loan Agreement are not registered with the NBU or if the proposed Amendments are not implemented for any other reason.

Subject to the terms and conditions specified in this Memorandum, Noteholders who submit valid Electronic Voting Instructions, in favour of the Extraordinary Resolution prior to the Early Voting Deadline and who do not revoke their Electronic Voting Instruction or otherwise make arrangements to abstain from voting in respect of the Extraordinary Resolution or vote against the Extraordinary Resolution will be entitled to receive the Consent Payment on the Settlement Date if the Extraordinary Resolution is duly passed and becomes effective in accordance with its terms. Noteholders who have submitted Electronic Voting Instructions prior to the Voting Deadline shall not be entitled to revoke such instruction after such time on such date, unless (a) such a revocation is otherwise required by law or permitted by the Trust Deed and (b)

the relevant Noteholder submits a revocation instruction in accordance with the terms of the relevant Clearing System to the applicable Clearing System. See “Summary — Revocation of Voting Instructions” below. The Consent Payment payable to a Noteholder shall be an amount of U.S.$ 26.25 for each U.S.$1,000 in principal amount of Notes in respect of which the relevant Noteholder validly submitted Electronic Voting Instructions in favour of the Extraordinary Resolution prior to the Early Voting Deadline and such Electronic Voting Instructions have not been revoked.

If a Noteholder does not vote or votes against the Proposal, they will not be entitled to the Consent Payment.

Noteholders who submit or deliver their Electronic Voting Instructions after the Voting Deadline will not be eligible to vote and Noteholders who submit or deliver their Electronic Voting Instructions after the Early Voting Deadline will not be eligible to receive the Consent Payment.

Noteholders who vote in favour of the Extraordinary Resolution relating to the Proposal in accordance with the Solicitation and prior to the Early Voting Deadline will, if the Extraordinary Resolution is passed, receive the Consent Payment on the Settlement Date.

Noteholders who request issuance of a voting certificate and attend the Meeting in person or appoint a proxy, will not be entitled to receive the Consent Payment even if they vote in favour of the Extraordinary Resolution at the Meeting.

The Consent Payment will be transferred to the Clearing Systems for onward delivery to Noteholders to whom it is payable on the Settlement Date subject to the Extraordinary Resolution having been duly passed and having become effective in accordance with its terms.

Voting and Quorum

1.                                      The relevant provisions governing the convening and holding of meetings of Noteholders are set out in Schedule 5 (Provisions for Meetings of Noteholders) to the Trust Deed, a copy of which is available for inspection as referred to above.

IMPORTANT:  The Notes are currently in the form of a Global Note.  The Global Note is held by Deutsche Bank AG, London Branch in its capacity as common depositary (the “Holder”) for Euroclear Bank and Clearstream, Luxembourg.  Each person (a “Beneficial Owner”) who is the owner of a particular nominal amount of the Notes through Euroclear, Clearstream, Luxembourg or their respective account holders (“Accountholders”), should note that such person will not be a Noteholder for the purposes of attending and voting at, or the quorum for, the Meeting and will only be entitled to attend and vote at the meeting or appoint a proxy to do so in accordance with the procedures set out below.

2.                                      A Beneficial Owner not wishing to attend the Meeting (or any adjourned meeting) in person may give a voting instruction through its Accountholder (in the form of an Electronic Voting Instruction in accordance with the standard procedures of Euroclear and/or Clearstream, Luxembourg) via the Tabulation Agent to the Principal Paying Agent and require the Principal Paying Agent to include the votes attributable to its Notes in a block voting instruction issued by the Principal Paying Agent for the Meeting (or any adjourned meeting), in which case the Principal Paying Agent shall appoint an employee of the Tabulation Agent to attend as a proxy and vote at the Meeting (or any adjourned meeting) in accordance with such Beneficial Owner’s instructions.

3.                                      A Beneficial Owner wishing to attend in person and vote at the Meeting (or any adjourned meeting) may give such direction by way of an Electronic Voting Instruction through its Accountholder via the Tabulation Agent to the Principal Paying Agent. The Principal Paying Agent will be required to issue a voting certificate pursuant to which such Beneficial Owner will, subject to its producing evidence of holding satisfactory to the Principal Paying Agent and the Trustee at the Meeting, be permitted to attend and vote at the Meeting.

4.                                      A Beneficial Owner wishing to appoint a person other than an employee of the Tabulation Agent to be its proxy to attend and vote at the Meeting (or any adjourned Meeting) may give an Electronic Voting Instruction through its Accountholder via the Tabulation Agent to the Principal Paying Agent to appoint by way of form of proxy such other person as its proxy to vote at the Meeting (or any adjourned meeting) in respect of the Notes held by the Beneficial Owner (or its Accountholder) in Euroclear and/or Clearstream, Luxembourg and represented by the Global Note.

5.                                      References herein to a “proxy” shall be to any proxy appointed by the Principal Paying Agent under a block voting instruction or any proxy appointed by the Principal Paying Agent under a form of proxy other than where such appointment has been revoked as provided below.

6.                                      Unless revoked, any appointment of a proxy under a block voting instruction or form of proxy in relation to a Meeting shall remain in force in relation to any resumption of such Meeting following an adjournment; provided, however, that no such appointment of a proxy in relation to a Meeting originally convened which has been adjourned for want of a quorum shall remain in force in relation to such Meeting when it is resumed.  Any person appointed to vote at such a Meeting must be re-appointed under a block voting instruction or form of proxy to vote at the Meeting when it is resumed.

7.                                      Any proxy so appointed shall, so long as such appointment remains in force, be deemed for all purposes in connection with the meeting to be the holder of the Notes to which such appointment relates and the Holder of the Notes shall be deemed for such purposes not to be the holder.

8.                                      A block voting instruction and a form of proxy cannot be outstanding simultaneously in respect of the same Note.

9.                                     In either case, Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the Meeting and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the Notes in the relevant Accountholder’s account and to hold the same to the order or under the control of the Principal Paying Agent.  Such arrangements may only be revoked as required by law or permitted under the Trust Deed.

10.                               An Accountholder whose Notes have been blocked will thus be able to procure that an Electronic Voting Instruction is given in accordance with the procedures of the relevant Clearing System to the Tabulation Agent.

11.                               Subject to the paragraph below, at the time an Accountholder delivers an Electronic Voting Instruction to the Principal Paying Agent via the Tabulation Agent in accordance with the procedures of the Clearing Systems, such Accountholder must also request the relevant Clearing System to block the Notes in his/her account and to hold the same to the order or under the control of the Principal Paying Agent.

12.                               Subject as provided above, any Note(s) so held and blocked for either of these purposes will be released to the Accountholder by the relevant clearing system on the earliest of (i) as soon as reasonably practicable after the Settlement Date and (ii) upon such Note(s) ceasing in accordance with the procedure of the relevant clearing system and with the agreement of the Principal Paying Agent to be held to its order or under its control in the relevant clearing system; provided, however, in the case of (ii) above, that, if the Principal Paying Agent has caused a proxy to be appointed in respect of such Note(s), such Note(s) will not be released to the relevant Accountholder unless and until the Principal Paying Agent has notified the Issuer and VAB Bank of the necessary revocation of or amendment to such proxy.

IN ADDITION, NOTES OF A NOTEHOLDER ELIGIBLE TO RECEIVE THE CONSENT PAYMENT WILL CONTINUE TO BE BLOCKED UNTIL THE SETTLEMENT DATE.

13.                               Electronic Voting Instructions must comply with and be transmitted in accordance with the usual procedure of the relevant Clearing System, so as to be received by a Clearing System sufficiently in advance of the Voting Deadline.

14.                               Electronic Voting Instructions should clearly specify whether the Beneficial Owner wishes to vote in favour of or against the Extraordinary Resolution.

15.                               If Electronic Voting Instructions are not received from or on behalf of a Beneficial Owner by a Clearing System (and such Beneficial Owner does not otherwise make arrangements to vote at the

Meeting (or adjourned meeting, as applicable) or to attend in person by appointing a proxy also in advance of the Voting Deadline), such Beneficial Owner will be deemed to have declined to vote in respect of the Extraordinary Resolution and shall not be entitled to receive the Consent Payment.

16.                               Upon the terms and subject to the conditions contained in the Meetings’ provisions as set out in Schedule 5 (Provisions for Meetings of Noteholders) of the Trust Deed and applicable law, the Issuer will accept all Electronic Voting Instructions validly given and all votes cast at the Meeting representing such Electronic Voting Instructions.

17.                              The Issuer’s and VAB Bank’s interpretation of the terms and conditions of the Proposal and the Solicitation shall be final and binding.  No alternative, conditional or contingent giving of Electronic Voting Instructions will be accepted.  Unless waived by the Issuer and VAB Bank, any defects or irregularities in connection with the giving of Electronic Voting Instructions must be cured within such time as is permitted in accordance with the procedures of the relevant Clearing System.  None of the Issuer, VAB Bank, the Trustee, the Principal Paying Agent, the Paying Agent, the Tabulation Agent, the Solicitation Agent or any other person will be under any duty to give notification of any defects or irregularities in such Electronic Voting Instructions nor will such entities incur any liability for failure to give such notification.  Such Electronic Voting Instructions will not be deemed to have been delivered until such defects or irregularities have been cured or waived.

18.                               All questions as to the validity, form and eligibility (including timing of receipt) in relation to Electronic Voting Instructions will be determined by the Issuer and VAB Bank in their sole discretion, which determination shall be conclusive and binding.  The Issuer and VAB Bank reserve the right to reject any or all Electronic Voting Instructions that are not in proper form or the acceptance of which could, in the opinion of the Issuer and VAB Bank or their counsel, be unlawful.  The Issuer and VAB Bank also reserve the right to waive any and all defects or irregularities in connection with deliveries of particular Electronic Voting Instructions, including, without limitation, with respect to the timing of delivery of such Electronic Voting Instructions, whether or not similar defects or irregularities are waived in respect of other Electronic Voting Instructions.

19.                               The quorum required at the Meeting shall be two or more persons validly (in accordance with the provisions of the Trust Deed) present (each a “voter”) in person representing or holding not less than two-thirds of the aggregate principal amount of the outstanding Notes, provided, however, that so long as at least two-thirds of the aggregate principal amount of the outstanding Notes is represented by a Global Note, a single voter appointed in relation thereto or being the holder of the Notes represented  thereby shall be deemed to be two voters for the purposes of forming a quorum (the “Single Voter Proviso”).

20.                               If within 15 minutes after the time fixed for the Meeting, a quorum is not present, the Meeting may be adjourned for such period, being not less than 14 days nor more than 42 days, and to such time and place as may be appointed by the chairman (with the approval of the Trustee) either at or subsequent to the Meeting.  Notice of any adjourned meeting shall be given in the same manner as notice of the original Meeting, save that 10 days’ notice (exclusive of the day on which notice is given and of the day on which the Meeting is to be resumed) shall be sufficient and shall contain the quorum requirements which will apply when the Meeting resumes and information required for the notice of the original Meeting shall be given.

21.                               At any adjourned meeting, the quorum shall be two or more voters representing or holding not less than one-third of the aggregate in principal amount of the outstanding Notes, provided however that, so long as at least one-third of the aggregate principal amount of the outstanding Notes is represented by a Global Note, a single voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two voters for the purposes of forming a quorum.

22.                               If the Meeting is adjourned for lack of quorum, it is the intention of VAB Bank to arrange for a notice convening the adjourned meeting to be sent to Beneficial Owners as soon as reasonably practicable following such adjournment.

23.                              THE IMPLEMENTATION OF THE AMENDMENTS IN FULL WILL REQUIRE REGISTRATION OF THE AMENDMENTS TO THE LOAN AGREEMENT WITH THE

NBU. THE PROPOSED AMENDMENTS SHALL BECOME EFFECTIVE ON THE EFFECTIVE DATE, WHICH SHALL BE ON OR ABOUT THE DATE WHEN THE REGISTRATION OF THE AMENDMENTS TO THE LOAN AGREEMENT WITH THE NBU BECOMES EFFECTIVE. THE SETTLEMENT DATE SHALL BE NOTIFIED TO NOTEHOLDERS BY THE ISSUER SEPARATELY AS SOON AS PRACTICABLE AFTER THE REGISTRATION OF THE AMENDMENTS TO THE LOAN AGREEMENT WITH THE NBU, PROVIDED THAT THE SETTLEMENT DATE SHALL NOT BE LATER THAN THE THIRD BUSINESS DAY FOLLOWING THE DATE WHEN SUCH REGISTRATION TAKES EFFECT.

24.                              To be passed in relation to the Notes, the Extraordinary Resolution must be passed at a Meeting or adjourned meeting, as applicable, duly convened and held in accordance with the provisions of Schedule 5 (Provisions for Meetings of Noteholders) to the Trust Deed by a majority of not less than three-quarters of the votes cast.

25.                               Except where the Single Voter Proviso applies, every question submitted to the Meeting shall be decided in the first instance by a show of hands.

26.                               Unless a poll is validly demanded before or at the time that the result is declared, the chairman’s declaration that on a show of hands the Extraordinary Resolution has been passed, passed by a particular majority, rejected or rejected by a particular majority shall be conclusive, without proof of the number of votes cast for, or against, the Extraordinary Resolution.

27.                               A demand for a poll shall be valid if it is made by the chairman, the Issuer, the Trustee or one or more voters representing or holding not less than one-fiftieth of the aggregate principal amount of the outstanding Notes.  The poll may be taken immediately or after such adjournment as the chairman directs, but any poll demanded on the election of the chairman or on any question of adjournment shall be taken at the Meeting without adjournment.  A valid demand for a poll shall not prevent the continuation of the relevant Meeting for any other business as the chairman directs.

28.                               On a show of hands every holder of the Notes who is present in person or any person who is a proxy or a representative shall have one vote.  On a poll every such person shall have one vote in respect of each U.S.$1,000 in aggregate face amount of the outstanding Note(s) represented or held by him or her.  Without prejudice to the obligations of the proxies, a person entitled to more than one vote shall not be obliged to exercise all the votes to which he/she is entitled or to cast all the votes which he/she exercises in the same way.  In the case of a voting tie, the chairman shall have a casting vote.

29.                               If the Extraordinary Resolution is duly passed at the Meeting (or adjourned meeting, as applicable) duly convened and held in accordance with the Trust Deed, the Extraordinary Resolution shall be binding on all the Noteholders, whether or not present at the Meeting (or adjourned meeting, as applicable), and each of them shall be bound to give effect to it accordingly.

30.                               This notice and any non-contractual obligations arising out of or in connection with it shall be governed by, and shall be construed in accordance with, English law.

Any questions regarding the terms of the Solicitation may be directed to the Solicitation Agent at the address and telephone number specified below:

The Solicitation Agent is:

UBS LIMITED
1 Finsbury Avenue
London EC2M 2PP
United Kingdom

Attention: Liability Management Group
By telephone: +44 (0) 20 7567 0525
By email: mark-t.watkins@ubs.com

The Tabulation Agent is:

LUCID ISSUER SERVICES LIMITED
Leroy House
436 Essex Road
London N1 3QP
United Kingdom

By telephone: +44 (0) 20 7704 0880
By email: VAB@lucid-is.com
By facsimile: +44 (0) 7067 9098
Attention: Victor Parzyjagla

The Principal Paying Agent is:

DEUTSCHE BANK AG, LONDON BRANCH
Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom

The Paying Agent is:

CREDIT SUISSE AG
Paradeplatz 8

8001 Zurich

Switzerland

This notice is given by:

VAB FINANCE NO 1 PLC
4th Floor
40 Dukes Place
London
EC3A 7NH
United Kingdom

acting at the request and under the instruction of Public Joint Stock Company “Vseukrainskyi Aksionernyi Bank”, in its capacity as borrower under the Loan.

16 June 2014